UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Lowell, Massachusetts

January 17, 2017

Dear Stockholders:

You are cordially invited to attend the MACOM Technology Solutions Holdings, Inc. 2017 Annual Meeting of Stockholders on Thursday, March 2, 2017 at 3:00 p.m. (Eastern Time). The meeting will be held at the Radisson Hotel, located at 10 Independence Drive, Chelmsford, Massachusetts 01824. Our board of directors has fixed the close of business on January 9, 2017 as the record date for determining those stockholders entitled to notice of, and to vote at, the annual meeting of our stockholders and any adjournments thereof.

The Notice of Annual Meeting of Stockholders and Proxy Statement, both of which accompany this letter, provide details regarding the business to be conducted at the annual meeting, including proposals for the election of directors (Proposal 1) and the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 29, 2017 (Proposal 2).

Our board of directors recommends that you vote FOR each of the director nominees set forth in Proposal 1 and FOR Proposal 2. Each proposal is described in more detail in our Proxy Statement.

Your vote is very important. Please vote your shares promptly, whether or not you expect to attend the meeting in person. You may vote over the Internet, as well as by telephone, or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card. If you attend the annual meeting, you may vote in person if you are eligible to do so, even if you have previously submitted your vote.

Sincerely,

John Croteau

President and Chief Executive Officer

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.

100 Chelmsford Street

Lowell, MA 01851

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MARCH 2, 2017

The 2017 Annual Meeting of Stockholders of MACOM Technology Solutions Holdings, Inc. (the “Annual Meeting”) will be held at the Radisson Hotel, located at 10 Independence Drive, Chelmsford, Massachusetts 01824, on Thursday, March 2, 2017 at 3:00 p.m. (Eastern Time) for the following purposes:

1.	To elect the three Class II directors nominated by our board of directors and named in the accompanying proxy materials to serve until the 2020 Annual Meeting of Stockholders;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 29, 2017; and

3.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Only stockholders of record at the close of business on January 9, 2017 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

In accordance with Securities and Exchange Commission rules, on or about January 17, 2017, we sent a Notice of Internet Availability of Proxy Materials and provided access to our proxy materials over the Internet to the holders of record and beneficial owners of our common stock as of the close of business on the Record Date.

Our stockholders and persons holding proxies from stockholders may attend the Annual Meeting. If your shares are registered in your name, you must bring a form of identification to the Annual Meeting. If your shares are held in the name of a broker, trust, bank or other nominee, you must bring a proxy or letter from that broker, trust, bank or other nominee that confirms you are the beneficial owner of those shares.

By order of the board of directors,

Clay Simpson

Vice President, General Counsel and Secretary

Lowell, Massachusetts

January 17, 2017

Important Notice Regarding the Availability of Proxy Materials

For the Annual Meeting of Stockholders to be Held on March 2, 2017

This Proxy Statement and our Annual Report are available at: www.proxyvote.com

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.

100 Chelmsford Street

Lowell, MA 01851

PROXY STATEMENT

FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION CONCERNING PROXIES AND VOTING AT THE ANNUAL MEETING

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the board of directors of MACOM Technology Solutions Holdings, Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”), of proxies to be voted at our 2017 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment or postponement of the Annual Meeting. In accordance with rules of the Securities and Exchange Commission (the “SEC”), on or about January 17, 2017, we sent a Notice of Internet Availability of Proxy Materials and provided access to our proxy materials over the Internet to the holders of record and beneficial owners of our common stock as of the close of business on January 9, 2017 (the “Record Date”).

The Annual Meeting will be held at the Radisson Hotel, located at 10 Independence Drive, Chelmsford, Massachusetts 01824, on Thursday, March 2, 2017 at 3:00 p.m. (Eastern Time).

What information is included in this Proxy Statement?

The information in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process, our board of directors and board committees, the compensation of current directors and certain current executive officers for fiscal year 2016 and other information.

Who is entitled to vote?

Holders of our common stock at the close of business on the Record Date are entitled to receive the Notice of Annual Meeting of Stockholders and vote at the Annual Meeting. As of the close of business on the Record Date, there were 53,797,893 shares of our common stock outstanding and entitled to vote.

How many votes do I have?

On any matter that is submitted to a vote of our stockholders, the holders of our common stock are entitled to one vote per share of common stock held by them. Holders of our common stock are not entitled to cumulative voting in the election of directors.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most stockholders hold their shares through a broker, trust, bank or other nominee rather than directly in their own names.

If, on the Record Date, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote over the Internet, by telephone or by filling out and returning a proxy card to ensure your vote is counted.

If, on the Record Date, your shares were held in an account at a brokerage firm, trust, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid legal proxy or letter from your broker, trust, bank or other nominee.

What am I voting on?

We are asking you to vote on the following matters in connection with the Annual Meeting:

1.	The election of the three Class II directors nominated by our board of directors and named in the accompanying proxy materials to serve until the 2020 Annual Meeting of Stockholders;

2.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 29, 2017; and

3.	Such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

How do I vote?

Vote by Internet. Stockholders of record may submit proxies over the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials or, if printed copies of the proxy materials were requested, the instructions on the printed proxy card. Most beneficial stockholders may vote by accessing the website specified on the voting instruction forms provided by their brokers, trustees, banks or other nominees. Please check your voting instruction form for Internet voting availability.

Vote by Telephone. Stockholders of record may submit proxies using any touch-tone telephone from within the United States by following the instructions on the Notice of Internet Availability of Proxy Materials or, if printed copies of the proxy materials were requested, the instructions on the printed proxy card. Most beneficial owners may vote using any touch-tone telephone from within the United States by calling the number specified on the voting instruction forms provided by their brokers, trustees, banks or other nominees.

Vote by Mail. Stockholders of record may submit proxies by mail by requesting printed proxy cards and completing, signing and dating the printed proxy cards and mailing them in the pre-addressed envelopes that will accompany the printed proxy materials. Beneficial owners may vote by completing, signing and dating the voting instruction forms provided and mailing them in the pre-addressed envelopes accompanying the voting instruction forms.

If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the board of directors. If you are a beneficial owner and you return your signed voting instruction form but do not indicate your voting preferences, please see “What are ‘broker non-votes’ and how do they affect the proposals?” regarding whether your broker, trust, bank or other nominee may vote your uninstructed shares on a particular proposal.

Vote in Person at the Annual Meeting. All stockholders of record as of the close of business on the Record Date can vote in person at the Annual Meeting. You can also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner, you must obtain a legal proxy or letter from your broker, trust, bank or other nominee and present it to the inspector of election with your ballot to be able to vote at the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you also vote either by telephone, by Internet or by mail so that your vote will be counted if you decide not to attend.

What does it mean if I receive more than one set of materials?

If you receive more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must either sign and return all of the proxy cards or follow the instructions for any alternative voting procedures on each of the proxy cards or Notice of Internet Availability of Proxy Materials you receive.

What can I do if I change my mind after I vote?

If you are a stockholder of record, you may revoke your proxy at any time before it is exercised at the Annual Meeting by (a) delivering written notice, bearing a date later than the proxy, stating that the proxy is revoked to MACOM Technology Solutions Holdings, Inc., 100 Chelmsford Street, Lowell, MA 01851, Attn: General Counsel, (b) submitting a later-dated proxy relating to the same shares by mail, telephone or the Internet prior to the vote at the Annual Meeting or (c) attending the Annual Meeting and voting in person. Stockholders of record may send a request for a new proxy card via e-mail to sendmaterial@proxyvote.com, or follow the instructions provided on the Notice of Internet Availability of Proxy Materials and proxy card to submit a new proxy by telephone or via the Internet. Stockholders of record may also request a new proxy card by calling 1-800-579-1639.

If you are a beneficial stockholder, you may revoke your proxy or change your vote only by following the separate instructions provided by your broker, trust, bank or other nominee.

What constitutes a quorum at the Annual Meeting?

Transaction of business at the Annual Meeting may occur only if a quorum is present. If a quorum is not present, it is expected that the Annual Meeting will be adjourned or postponed in order to permit additional time for soliciting and obtaining additional proxies or votes, and, at any subsequent reconvening of the Annual Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Annual Meeting, except for any proxies that have been effectively revoked or withdrawn.

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total votes entitled to be cast constitutes a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum.

What are the voting requirements to elect directors and approve each of the other proposals described in this Proxy Statement?

With respect to Proposal 1, the election of directors, each of the three Class II director nominees receiving the largest number of votes will be elected. With respect to Proposal 2, the affirmative vote of a majority of the votes cast on the matter is required for the proposal to be approved. Abstentions and broker non-votes are not counted as votes in favor of or against any proposal.

What are “broker non-votes” and how do they affect the proposals?

A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote the shares on a proposal because the nominee does not have discretionary voting power for a particular item and has not received instructions from the beneficial owner regarding voting. Brokers who hold shares for the accounts of their clients have discretionary authority to vote shares if specific instructions are not given with respect to Proposal 2, the ratification of the appointment of our independent registered public accounting firm. If your shares are held by a broker on your behalf and you do not instruct the broker as to how to vote your shares on Proposal 1, the broker may not exercise discretion to vote for or against that proposal. Broker non-votes are not counted as votes in favor of or against any proposal.

Who will pay for the cost of this proxy solicitation?

We will bear the cost of the solicitation of proxies from our stockholders. In addition to solicitation by mail, our directors, officers and employees, without additional compensation, may solicit proxies from stockholders by telephone, letter, facsimile, email, in person or otherwise. Following the original circulation of the proxies and other soliciting materials, we will request brokers, trusts, banks or other nominees to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of our common stock and to request authority for the exercise of proxies. In such cases, we, upon the request of the brokers, trusts, banks and other nominees, will reimburse such holders for their reasonable expenses.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to stockholders of record as of the Record Date. Stockholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials, or to request to receive an electronic copy or printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request an electronic copy or printed copy may be found in the Notice of Internet Availability of Proxy Materials. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of the Annual Meeting.

When will we announce the results of the voting?

Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

What are the requirements for admission to the Annual Meeting?

Only stockholders of record and persons holding proxies from stockholders of record may attend the Annual Meeting. If your shares are registered in your name, you must bring a valid form of photo identification, such as a valid driver’s license or passport, to the Annual Meeting. If your shares are held in the name of a broker, trust, bank or other nominee that holds your shares, you must bring a legal proxy or letter from that broker, trust, bank or other nominee that confirms you are the beneficial owner of those shares and a valid form of photo identification. Attendance at the Annual Meeting without voting or revoking a previously submitted proxy in accordance with the voting procedures will not in and of itself revoke a proxy.

PROPOSAL 1: ELECTION OF DIRECTORS

Board Composition

As of January 17, 2017, the board of directors was composed of seven members, divided into three classes as follows:

•	Class I directors: Peter Chung and Gil Van Lunsen, whose current terms will expire at our annual meeting of stockholders to be held in 2019;

•	Class II directors: Charles Bland, Stephen Daly and Susan Ocampo, whose current terms will expire at this Annual Meeting; and

•	Class III directors: John Ocampo and John Croteau, whose current terms will expire at our annual meeting of stockholders to be held in 2018.

If elected at the Annual Meeting, Messrs. Bland and Daly and Mrs. Ocampo will serve until the 2020 Annual Meeting of Stockholders, until their respective successor is duly elected and qualified, or until their earlier death, resignation or removal. Proxies will be voted in favor of Messrs. Bland and Daly and Mrs. Ocampo unless the stockholder indicates otherwise on the proxy. Messrs. Bland and Daly and Mrs. Ocampo have each consented to being named as nominees in this Proxy Statement and have agreed to serve if elected. The board of directors expects that each of the nominees will be able to serve, but if any nominee becomes unable to serve at the time the election occurs, proxies will be voted for another nominee designated by the board of directors unless the board chooses to reduce the number of directors serving on the board.

The Board of Directors Recommends a Vote “FOR”

Each of the Class II Director Nominees.

Director Biographies

Below sets forth information concerning members of our board of directors as of January 17, 2017.

Class II Director Nominees for Election to a Three-Year Term Expiring at the 2020 Annual Meeting of Stockholders

Charles Bland, age 68, has served as a director since June 2016, and previously served as a director from December 2010 to February 2016. Mr. Bland served as our Chief Executive Officer from February 2011 to December 2012, and was employed by us in a transitional capacity following his retirement from service as our Chief Executive Officer through May 2013. Mr. Bland previously served as our Chief Operating Officer from June 2010 to February 2011. From April 2007 through December 2010, Mr. Bland served as a director and as the chairman of the audit committee of NightHawk Radiology Holdings, Inc. (“NightHawk”), a provider of teleradiology services. During 2009, Mr. Bland served as the Chief Financial Officer of American Gaming Systems, a privately-held designer, manufacturer and operator of gaming machines. Mr. Bland served as the Chief Financial Officer of Sirenza Microdevices, Inc. (“Sirenza”), a supplier of radio frequency semiconductors and related components for the commercial communications, consumer and aerospace, defense and homeland security equipment markets, from July 2005 through its sale to RF Micro Devices, Inc. (“RFMD”) in November 2007, and also as its Chief Operating Officer from May 2003 until July 2005. Mr. Bland received his B.S. in Accounting and Finance from The Ohio State University and his M.B.A. from the Sloan School, Massachusetts Institute of Technology. Mr. Bland’s qualifications to serve as a director include his detailed knowledge of our business, operations, senior leadership, and strategic opportunities and challenges based on his prior service as our Chief Executive Officer and Chief Operating Officer. In addition, Mr. Bland’s extensive experience in a variety of executive roles at public companies in our industry, his executive experience in other industries, and his prior experience as a public company director and audit committee chair allow him to bring a broad and diverse perspective to our board of directors. His prior Chief Financial Officer and audit committee experience have provided him expertise with accounting principles and financial reporting rules and regulations, in evaluating financial results and in generally overseeing the financial reporting process.

Stephen G. Daly, age 51, has served as a director since March 2015. From January 2004 through March 2013, Mr. Daly served as the President of Hittite Microwave Corporation (“Hittite”), a provider of analog and mixed signal integrated circuits, modules and subsystems for commercial and military RF, microwave and millimeterwave applications. Mr. Daly also served as Hittite’s Chief Executive Officer from December 2004 through March 2013. He served as a member of Hittite’s board of directors from January 2004 through May 2013, and as its chairman from December 2005 through March 2013. From 1996 to 2004 he was employed in other application engineering, marketing and sales roles at Hittite. Mr. Daly also serves as a director of a privately-held company. Mr. Daly received a B.S. in Electrical Engineering from Northeastern University. Mr. Daly’s depth and breadth of expertise in the analog and mixed signal semiconductor industry and prior experience serving on the board of directors of a public company in our industry contributes valuable perspective and insight to our board of directors.

Susan Ocampo, age 58, has served as a director since June 2016, and previously served as a director from December 2010 to February 2016. She has also served as Vice President, Secretary and Treasurer of GaAs Labs, LLC (“GaAs Labs”), a private investment fund targeting the communications semiconductor market, since co-founding it in February 2008. Previously, Mrs. Ocampo co-founded Sirenza in 1984. Mrs. Ocampo served as Sirenza’s Treasurer from November 1999 through its sale to RFMD in November 2007. Mrs. Ocampo holds a B.A. from Maryknoll College. Mrs. Ocampo’s extensive experience investing and serving in financial leadership roles with semiconductor companies strengthens our board of director’s oversight of our enterprise risk management, treasury functions and internal financial controls. We also believe that having our largest stockholder (together with Mr. Ocampo and their affiliates) on the board of directors assists the board in making decisions aimed at increasing stockholder value over the long term.

Directors Not Standing for Election at the Annual Meeting

John Ocampo, age 57, is a Class III director who has served as a director and as the Chairman of the board of directors since our inception in March 2009. Mr. Ocampo has also served as President of GaAs Labs since co-founding it in February 2008. Previously, Mr. Ocampo co-founded Sirenza in 1984, served as a director of Sirenza from its inception in 1984 through its sale to RFMD in November 2007, and served in a number of senior executive roles throughout that period, most recently as its Chairman from December 1998 through November 2007. Mr. Ocampo also served as a director of RFMD from November 2007 to November 2008. From October 2010 to October 2013, Mr. Ocampo served as a director of Ubiquiti Networks, Inc. (“Ubiquiti”), a developer of networking technology for service providers and enterprises. Mr. Ocampo also serves as a director of various privately-held companies. Mr. Ocampo holds a B.S.E.E. from Santa Clara University. Mr. Ocampo’s strategic vision, developed over more than 30 years successfully leading public and private companies in the RF semiconductor and component industry, is a unique asset to our board of directors. His engineering background and extensive knowledge of our operations, markets and technology provides our board of directors with important insights. We also believe that having our largest stockholder (together with Mrs. Ocampo and their affiliates) on the board of directors assists the board in making decisions aimed at increasing stockholder value over the long term.

Peter Chung, age 49, is a Class I director who has served as a director since December 2010. Mr. Chung is a Managing Director and the Chief Executive Officer of Summit Partners, L.P., which he joined in August 1994. Mr. Chung currently serves as a director and the chairman of the compensation committee of A10 Networks, Inc., a provider of application networking technologies, and as a director and chairman of the nominating and corporate governance committee of Acacia Communications, Inc., a provider of high-speed coherent optical interconnect products. Mr. Chung has also served as a director of numerous other public companies, including, most recently, Ubiquiti, from March 2010 to October 2013, NightHawk, from March 2004 to December 2010, SeaBright Holdings, Inc., a provider of multi-jurisdictional workers’ compensation insurance and general liability insurance, from October 2003 to May 2010, and Sirenza, from October 1999 to April 2006. Mr. Chung also serves as a director of several privately-held companies. Mr. Chung received an A.B. from Harvard University and an M.B.A. from Stanford University. Mr. Chung is an experienced investor in market-leading growth companies. He contributes broad-based knowledge and experience in business strategy, capital markets and the communications technology and semiconductor industries. Mr. Chung provides valuable insight to our board of directors on all matters facing us, from operational to strategic.

John Croteau, age 55, is a Class III director who has served as our Chief Executive Officer and as a director since December 2012, and as our President since October 2012. Mr. Croteau joined us from NXP Semiconductors N.V. (“NXP”), a provider of mixed signal solutions and standard products, where he served as the Senior Vice President and General Manager of its High-Performance RF business from May 2008 to October 2012. For three of those years, Mr. Croteau also managed NXP’s Power & Lighting Solutions business. Prior to joining NXP, Mr. Croteau held numerous product management positions at Analog Devices, Inc. (“ADI”), a high-performance semiconductor company, including General Manager for ADI’s Convergent Platforms and Services Group as well as product line director for the Integrated Audio Group. Mr. Croteau holds a B.S. in Engineering Science and Mechanics from Penn State University. Mr. Croteau’s qualifications to serve as a director include his unique perspective and insights into our operations as our current President and Chief Executive Officer, including his knowledge of our products, technologies, business relationships, competitive and financial positioning, senior leadership and strategic opportunities and challenges. Our board of directors also benefits from Mr. Croteau’s industry perspective, stemming from his broad experience in a variety of executive roles at public semiconductor companies.

Gil Van Lunsen, age 74, is a Class I director who has served as a director since August 2010. Prior to his retirement in June 2000, Mr. Van Lunsen was a Managing Partner of KPMG LLP and led the firm’s Tulsa, Oklahoma office. During his 33-year career, Mr. Van Lunsen held various positions of increasing responsibility with KPMG LLP and was elected partner in 1977. Mr. Van Lunsen is currently a member of the board of directors and the audit committee chairman at Array Biopharma Inc., a biopharmaceutical company. He served as a director and the chairman of the audit committee of ONEOK Partners, L.P., a natural gas gathering, processing, storage and transportation provider and its predecessor entities from 2005 until his retirement in 2015. Previously, Mr. Van Lunsen served as a director of Sirenza and was chairman of its audit committee from October 2003 through its sale to RFMD in November 2007. Mr. Van Lunsen received a B.S./B.A. in accounting from the University of Denver. Mr. Van Lunsen has extensive experience with complex financial and accounting issues and, as a former partner of KPMG LLP and the audit committee chairman at other public companies in our industry and others, provides valuable leadership and insights to our board of directors on accounting, financial and governance matters. Having served as a director of Sirenza, Mr. Van Lunsen has also developed strong domain knowledge of the operational and financial issues facing our Company and our industry.

There are no family relationships among any of our directors or executive officers, other than Mr. Ocampo, the Chairman of the board of directors, and Mrs. Ocampo, a director, who are married to each other.

CORPORATE GOVERNANCE

Board of Directors

Our board of directors and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written or electronic consent from time to time. During fiscal year 2016, including telephonic meetings, our board of directors held ten meetings, the audit committee held ten meetings, the compensation committee held six meetings and the nominating and governance committee held three meetings. Our directors who are “independent” according to the rules and regulations of the SEC and the listing requirements and rules of the Nasdaq Stock Market (“NASDAQ”) also met separately in executive sessions at which only independent directors were present from time to time during fiscal year 2016.

During fiscal year 2016, each member of the board of directors attended 75% or more of the aggregate number of meetings of the board and committees on which he or she served. We encourage, but do not require, our directors and nominees for director to attend our annual meeting of stockholders in person or telephonically. Two of our directors attended our 2016 Annual Meeting of Stockholders held in March 2016.

Director Independence

Our board of directors has reviewed its composition, the composition of its committees and the independence of each member of our board of directors during fiscal year 2016. Based on information requested from and provided by each director concerning his or her background, employment and affiliates, our board of directors has determined that Messrs. Bland, Chung, Daly and Van Lunsen qualify as “independent” according to the rules and regulations of the SEC and the NASDAQ listing requirements and rules. As of January 17, 2017, Messrs. Ocampo and Croteau are not independent according to the rules and regulations of the SEC and the listing requirements and rules of NASDAQ because they are our employees, and Mrs. Ocampo is not independent because she is the spouse of one of our executive officers.

The listing requirements and rules of NASDAQ require that, subject to certain exemptions, the board of directors of a listed company be comprised of a majority of independent directors, that the compensation, nominating and governance and audit committees of such listed company be comprised solely of independent directors, that the compensation committee be comprised of at least two independent directors, and that the audit committee be comprised of at least three independent directors. As of January 17, 2017, the composition of our board of directors and its committees satisfied all such requirements.

Prior to February 5, 2015, we were a “controlled company” as defined by NASDAQ rules, and as such we relied on the “controlled company” exemption contained in the NASDAQ rules, which did not require us to have a board of directors comprised of a majority of independent directors. The composition of our board committees, however, complied with the independence requirements relating to board committees, including applicable exceptions in the NASDAQ rules. Following our public common stock offering on February 5, 2015 (the “Offering”), Mr. and Mrs. Ocampo and their affiliates no longer control more than 50% of our common stock and, consequently, we are no longer a “controlled company” within the meaning of the NASDAQ listing requirements. As a result, we are now subject to additional governance requirements under NASDAQ rules, including the requirement to have a majority of the board of directors consist of independent directors and certain compensation committee and nominating and governance committee requirements. Based on the phase-in provisions applicable to these independence requirements, we were not required to become fully compliant until the one-year anniversary of the Offering. Following the Offering, our board of directors determined that Mr. Chung, Mr. Daly and Mr. Van Lunsen each qualified as “independent” directors of the Company according to the NASDAQ listing rules. Mrs. Ocampo did not qualify as an independent director because she is the spouse of one of our executive officers. At the time, Mr. Ocampo, Mr. Croteau and Mr. Bland did not qualify as independent directors because they were current employees, or in the case of Mr. Bland, had been an employee of our Company within the last three years. However, as of June 1, 2016, Mr. Bland was no longer an employee of the Company in the last three years and, accordingly, became eligible to be determined to be independent by the board of directors.

In order to assist us in complying with the above-described independence requirements, on February 9, 2016, Mr. Bland and Mrs. Ocampo, both Class II directors, resigned from our board of directors. Effective June 1, 2016, the board of directors re-appointed Mr. Bland and Mrs. Ocampo to the board of directors as Class II directors. Mr. Bland re-joined the board of directors as an independent director within the meaning of the independence requirements under the NASDAQ listing rules.

Board Leadership Structure

Our board of directors does not currently have a policy as to whether the offices of chair of the board and Chief Executive Officer should be separate. Our board of directors believes that it should have the flexibility to make this determination as circumstances require and in a manner that it believes is best to provide appropriate leadership for our Company. The board of directors believes that its current leadership structure, with Mr. Ocampo serving as Chairman of the board of directors and Mr. Croteau serving as Chief Executive Officer, is appropriate because it enables the board of directors as a whole to engage in oversight of management, promote communication between management and the board of directors and oversee governance matters and risk management activities, while allowing our Chief Executive Officer to focus on his primary responsibility for the operational leadership and strategic direction of the Company. In addition, the board of directors benefits from the perspective and insights of Messrs. Ocampo and Croteau as a result of their extensive experience in the semiconductor industry.

Risk Oversight

The board of directors oversees our risk management activities. The board of directors implements its risk oversight function both as a whole and through delegation to its committees. These committees meet regularly and report back to the full board of directors. The audit committee has primary oversight responsibility with respect to financial risks as well as oversight responsibility for our overall risk assessment and risk management policies and systems. The audit committee oversees our procedures for the receipt, retention and treatment of complaints relating to accounting and auditing matters and oversees our management of legal and regulatory compliance systems. The compensation committee oversees risks relating to our compensation plans and programs, including the evaluation of whether our compensation programs contain incentives for executive officers and employees to take risks in performing their duties that are reasonably likely to have a material adverse effect on us. The compensation committee believes that we have no compensation policies and programs that give rise to risks reasonably likely to have a material adverse effect on us. The nominating and governance committee oversees risks associated with corporate governance and the composition of our board of directors, including the independence of board members. Each committee reports on its activities to the full board of directors from time to time. This enables the board of directors and its committees to coordinate their respective risk oversight roles.

Board Committees

The board of directors currently has the following standing committees: audit, compensation and nominating and governance. The board of directors has adopted a written charter for each standing committee, each of which may be accessed on the Investor Relations section of our website at http://ir.macom.com/documents.cfm. A summary of the duties and responsibilities of each committee is set forth below.

Audit Committee

Our audit committee consists of Messrs. Bland, Chung, Daly and Van Lunsen, with Mr. Van Lunsen serving as Chair. Our audit committee oversees our corporate accounting and financial reporting process, internal accounting and financial controls and audits of our financial statements. Our audit committee also evaluates the independent auditor’s qualifications, independence and performance; engages and provides for the compensation of the independent auditor; establishes the policies and procedures for the retention of the independent auditor to perform any proposed permissible non-audit services; reviews our annual audited financial statements; reviews our critical accounting policies, our disclosure controls and procedures and internal controls over financial reporting; discusses with management and the independent auditor the results of the annual audit and the reviews of our quarterly unaudited financial statements; oversees our financial risk assessment and management programs; and reviews related person transactions that would be disclosed under Item 404 of Regulation S-K. Our board of directors has determined that each of our audit committee members meets the requirements for independence and financial literacy under the applicable rules and regulations of the SEC and NASDAQ. Our board of directors has determined that Mr. Van Lunsen is an audit committee financial expert as defined under the applicable rules and regulations of the SEC.

Compensation Committee

Our compensation committee consists of Messrs. Chung, Daly and Van Lunsen, with Mr. Chung serving as Chair. Our compensation committee oversees our compensation plans, policies and programs for our executive officers and non-employee directors on our board of directors. The compensation committee is also responsible for overseeing our equity compensation and other employee benefit plans in which executive officers participate, and for reviewing and approving our Compensation Discussion and Analysis. Our board of directors has determined that each member of our compensation committee meets the requirements for independence under the applicable rules and regulations of the SEC, NASDAQ and Section 162(m) of Internal Revenue Code of 1986, as amended (the “Code”). Pursuant to its charter, the compensation committee may form and delegate authority to subcommittees and delegate authority to one or more designated members of the committee. The compensation committee may also delegate to senior executive officers the authority to make certain grants of equity-based compensation to non-officer employees, subject to restrictions set forth in the charter and under applicable laws. For additional discussion of the processes and procedures the compensation committee has used to determine executive officer and non-employee director compensation please refer to the section entitled, “Named Executive Officer Compensation, Compensation Discussion and Analysis – How We Set Executive Compensation.”

During fiscal year 2016, our compensation committee engaged Radford Consulting (“Radford”), a compensation consultant, and reviewed certain survey data and analyses regarding executive and non-employee director compensation compiled by Radford in connection with setting executive compensation. Please see “Director Compensation” and “Named Executive Officer Compensation, Compensation Discussion and Analysis” for further description of the services and data provided by Radford. Prior to receiving the data from Radford, the compensation committee considered the independence of Radford in accordance with the terms of the compensation committee charter. The committee determined that Radford was independent and did not identify any conflicts of interest with respect to Radford.

Nominating and Governance Committee

Our nominating and governance committee consists of Messrs. Bland, Chung and Van Lunsen, with Mr. Bland serving as Chair. The nominating and governance committee is responsible for identifying individuals qualified to become members of our board of directors, making recommendations regarding candidates to serve on our board of directors and overseeing evaluations of the board of directors and its committees. In making recommendations regarding board candidates, the nominating and governance committee will consider desired board member qualifications, expertise, diversity and characteristics. In addition, the nominating and governance committee is responsible for making recommendations concerning governance matters. Our board of directors has determined that each member of our nominating and governance committee meets the requirements for independence under the applicable NASDAQ listing rules.

Pursuant to its charter, the nominating and governance committee will also consider qualified director candidates recommended by our stockholders. The nominating and governance committee evaluates the qualifications of candidates properly submitted by stockholders in the same manner as it evaluates the qualifications of director candidates identified by the committee or the board of directors. Stockholders can recommend director candidates by following the instructions outlined below in the section entitled “Additional Information – Consideration of Stockholder-Recommended Director Nominees.” No nominations for director were submitted to the nominating and governance committee for consideration by any of our stockholders in connection with the Annual Meeting.

The nominating and governance committee may rely on recommendations from a number of sources when identifying potential director candidates, including recommendations from current directors and officers. The committee may hire outside consultants, search firms or other advisors to assist in identifying director candidates.

When evaluating a candidate for director, the nominating and governance committee considers, among other things, the candidate’s judgment, knowledge, integrity, diversity, expertise and strategic, business and industry experience, which are likely to enhance the board of directors’ ability to govern our affairs and business. We do not have a separate policy regarding consideration of diversity in identifying director nominees, but the nominating and governance committee strives to nominate directors with a variety of complementary skills and backgrounds so that, as a group, the board of directors will possess a broad perspective and the appropriate talent, skills and expertise to oversee our business. The nominating and governance committee also takes into account independence requirements imposed by law or regulations (including the NASDAQ listing standards). In the case of director candidates recommended by stockholders, the nominating and governance committee may also consider the number of shares held by the recommending stockholder, the length of time that such shares have been held and the relationship, if any, between the recommending stockholder and the recommended director nominee.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2016, no member of our compensation committee was, at any time during fiscal year 2016 or at any other time, an officer or employee of the Company, and, except as described in the section entitled “Certain Relationships and Related Person Transactions,” none had or has any relationships with the Company that are required to be disclosed under Item 404 of Regulation S-K. None of the Company’s executive officers have served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee during fiscal year 2016.

DIRECTOR COMPENSATION

2016 Director Compensation

The following table provides information regarding the compensation earned by our non-employee directors during fiscal year 2016. Our employee directors, Messrs. Ocampo and Croteau, did not receive any additional compensation for their services as directors. Mr. Croteau’s compensation is included with that of our other named executive officers in “2016 Summary Compensation Table” below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		All Other Compensation		Total ($)
Charles Bland	54,166	114,496	(2)	10,284	(3)	178,946
Peter Chung	75,000	129,999	(2)	—		204,999
Stephen Daly	62,500	129,999	(2)	—		192,499
Susan Ocampo	37,500	—		—		37,500
Gil Van Lunsen	77,500	129,999	(2)	—		207,499

(1)	The amounts included under the “Stock Awards” column reflect the aggregate grant date fair value of the restricted stock unit awards granted in fiscal year 2016 to our non-employee directors, computed in accordance with FASB ASC Topic 718, excluding the effect of any estimated forfeitures. For more information on the underlying valuation assumptions used to calculate grant date fair values, see Notes 2 and 17 to Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal year ended September 30, 2016. As of September 30, 2016, Messrs. Bland, Chung, Daly and Van Lunsen each held unvested restricted stock units with respect to 3,113 shares of our common stock and Mr. Bland held outstanding stock options with respect to 18,000 shares of our common stock.
(2)	On March 4, 2016, we granted each of Messrs. Chung, Daly and Van Lunsen an annual restricted stock unit award representing 3,113 shares of our common stock for their services as directors during fiscal year 2016. On June 1, 2016, we granted Mr. Bland an annual restricted stock unit award representing 3,113 shares of our common stock in connection with his reappointment to our board of directors and for his services as a director during fiscal year 2016. Mrs. Ocampo has not been granted equity-based compensation from the Company in respect of her service as a director.
(3)	Following Mr. Bland’s resignation from our board of directors on February 9, 2016 in order to assist the Company in complying with the majority independent board requirement of the NASDAQ listing rules, we entered into an independent contractor agreement with him during which time he received compensation in respect of providing strategic advisory services to our board of directors from February 9, 2016 to May 31, 2016. Mr. Bland was reappointed to our board of directors on June 1, 2016.

Our non-employee directors are compensated under our non-employee director compensation program as described below. Our compensation program for our non-employee directors has two elements: cash compensation and equity-based compensation. Given her substantial holdings of our common stock, we have not granted equity-based compensation to Mrs. Ocampo for her service as a director to date.

Cash Compensation. The cash component of our non-employee director compensation program is as follows:

•	a $45,000 annual cash retainer for each non-employee director;

•

an additional annual cash retainer of $10,000 for each member of the audit committee, $7,500 for each member of the compensation committee and $5,000 for each member of the nominating and governance committee, in each case, other than the chair of such committees; and

•

an additional annual cash retainer of $20,000 for the chair of the audit committee, $15,000 for the chair of the compensation committee and $10,000 for the chair of the nominating and governance committee.

These cash payments are calculated and paid in quarterly installments. Non-employee directors are also reimbursed for expenses in connection with attendance at board of directors and committee meetings. Non-employee directors are also eligible for coverage under our health care plans at their election and at their sole expense. For fiscal year 2016, cash compensation for Mr. Bland and Mrs. Ocampo was prorated to reflect each of their partial years of service as a director as described above.

Equity Compensation. Non-employee directors are eligible to receive equity-based awards under the MACOM Technology Solutions Holdings, Inc. 2012 Omnibus Incentive Plan (as amended, our “2012 Omnibus Incentive Plan”). The equity component of our non-employee director compensation program is as follows:

•

Each of our non-employee directors will be granted an annual restricted stock unit award (or, upon the director’s request, a restricted stock award) on the first business day following the date of our annual meeting of stockholders representing a number of shares of common stock having a grant date fair market value equal to $130,000. This award will vest in full on February 15 of the calendar year immediately following the year of its grant. If a non-employee director first joins the board of directors after the annual grant for the calendar year of his or her appointment or election has already been made, then he or she will be granted a restricted stock unit award (or, upon the director’s request, a restricted stock award) representing a number of shares of our common stock having an aggregate grant date fair market value equal to $130,000 pro-rated based on the number of calendar days remaining in the calendar year following such appointment or election. Each such grant will vest in full on the first February 15 following its grant date.

•

In addition to and not in lieu of the annual grant described above, when a non-employee director first joins the board of directors, he or she will be granted a restricted stock unit award (or, upon the director’s request, a restricted stock award) representing a number of shares of our common stock having an aggregate grant date fair market value equal to $170,000. Any such grant will vest in three equal annual installments, with the first such vesting date being one year following whichever of February 15, May 15, August 15 or November 15 is soonest to follow the director’s date of appointment. Such initial grants shall not be prorated in value based on a mid-year appointment.

In accordance with our non-employee director compensation policy, on March 4, 2016 we granted each of Messrs. Chung, Daly and Van Lunsen an annual restricted stock unit award representing 3,113 shares of our common stock for their services as directors during fiscal year 2016, which will vest in full on February 15, 2017, subject to the terms of our 2012 Omnibus Incentive Plan. On June 1, 2016, we granted Mr. Bland an annual restricted stock unit award representing 3,113 shares of our common stock in connection with his reappointment to our board of directors and for his services as a director during fiscal year 2016, which will vest in full on February 15, 2017, subject to the terms of our 2012 Omnibus Incentive Plan. Our 2012 Omnibus Incentive Plan provides that the initial and annual non-employee director equity awards described above are granted automatically without the need for further action by our board of directors or the compensation committee, except that non-employee directors who beneficially own more than twenty-five percent of our common stock are not eligible to receive such automatic grants.

EXECUTIVE OFFICERS

The following table provides information regarding our executive officers as of January 17, 2017:

Name	Age	Position
John Ocampo	57	Chairman
John Croteau	55	President, Chief Executive Officer and Director
Robert McMullan	62	Senior Vice President and Chief Financial Officer
Dr. Alex Behfar	53	Senior Vice President and Chief Scientist, Photonics
Robert Dennehy	43	Senior Vice President, Operations
Donghyun Thomas Hwang	53	Senior Vice President, Global Sales
John Kennedy	56	Senior Vice President and General Manager, Aerospace & Defense Solutions
Michael Murphy	55	Senior Vice President and General Manager, RF & Microwave
Preetinder Virk	53	Senior Vice President and General Manager, Networks

For biographical information for Messrs. Ocampo and Croteau, please refer to the section entitled “Proposal 1: Election of Directors.”

Robert McMullan has served as our Senior Vice President and Chief Financial Officer since January 2014. Prior to joining us, Mr. McMullan served as founder and Chief Executive Officer of Sands Point Associates, LLC, a mergers and acquisitions advisory, fund raising and operations consultancy, since January 2011. From December 2010 to August 2011, he served as Chief Executive Officer of FA Holding, Inc., holding company of First Allied Securities, Inc., a full-service independent broker/dealer. From May 2010 to November 2010, Mr. McMullan served as Chief Financial Officer and Chief Operating Officer of Partsearch Technologies, Inc., an ecommerce electronics replacement parts company. From June 2005 to September 2009, Mr. McMullan was Chief Executive Officer of Control Point Solutions, Inc. (which was acquired by HCL Technologies, Ltd. in September 2008), a provider of voice, data and wireless telecommunications expense management services. Prior to joining Control Point Solutions, Inc., Mr. McMullan served as Chief Financial Officer of various public companies, including Conexant Systems, Inc., GlobespanVirata, Inc. and The BISYS Group, Inc. Mr. McMullan holds a B.A. in Business Administration from St. Michael’s College.

Dr. Alex Behfar has served as our Senior Vice President and Chief Scientist, Photonics, since January 2016. Previously, he served as our Senior Vice President and General Manager, Photonic Solutions, from December 2014 to January 2016. Prior to joining us, in 2000 he founded BinOptics Corporation (“BinOptics”), a provider of indium phosphide lasers for data centers, mobile backhaul, silicon photonics and access networks, and served as the Chairman and Chief Executive Officer of BinOptics from its inception through our December 2014 acquisition of BinOptics. He holds an M.S. and a Ph.D. in Electrical Engineering from Cornell University and a B.Sc. in Electrical and Electronic Engineering from King’s College, University of London.

Robert Dennehy has served as our Senior Vice President, Operations, since October 2013, and prior to that had served as our Vice President, Operations, since March 2011. He previously served as Managing Director of our Cork, Ireland subsidiary from 2006 to March 2011. Prior to that Mr. Dennehy served in product management and other roles of increasing responsibility with us. Mr. Dennehy holds an Associate’s degree in Electronic Engineering and a Diploma in Business Administration from Henley Business School, London.

Donghyun Thomas Hwang has served as our Senior Vice President, Global Sales, since January 2015. From January 2002 through August 2014, Mr. Hwang held various sales positions at Hittite, including Vice President of Worldwide Sales from January 2010 to October 2013, Vice President of Asia-Pacific Sales from November 2013 to July 2014 and, following the acquisition of Hittite by ADI, Director of Asia-Pacific Sales from July 2014 to August 2014. Mr. Hwang received a B.S. in Electrical Engineering and an M.S. in Electrical Engineering from Lehigh University.

John (“Jack”) Kennedy has served as our Senior Vice President and General Manager, Aerospace & Defense Solutions, since October 2016. He previously served as our Senior Vice President and General Manager, Aerospace & Defense, from October 2014 to October 2016, as our Vice President, North America Sales from March 2014 to October 2014, as our Vice President, Global Sales from May 2011 to March 2014, as our Director, Global Distribution, from November 2010 to May 2011 and as our Regional Sales Manager from May 2010 through November 2010. Mr. Kennedy holds a Bachelor of Science degree from Boston University.

Michael Murphy has served as our Senior Vice President and General Manager, RF & Microwave, since October 2016. He previously served as our Senior Vice President, Engineering, from October 2013 to October 2016 and as our Vice President, Engineering, from November 2009 to October 2013. From July 2006 to November 2009, he served as Vice President of Engineering of the Networks Division of TriQuint Semiconductor, Inc., a supplier of RF components for wireless communications. Mr. Murphy holds a B.S.E.E. and an M.S.E.E from the University of Massachusetts and a Master’s Degree in Business Administration from Boston University.

Preetinder Virk has served as our Senior Vice President and General Manager, Networks, since January 2017. He previously served as our Senior Vice President and General Manager, Carrier Networks, from October 2014 to January 2017, and prior to that had served as our Senior Vice President, Strategy, since December 2013. From May 2012 to December 2013, Mr. Virk served as Senior Vice President and General Manager, Communications Processing, for Mindspeed Technologies, Inc. (“Mindspeed”). From April 2009 to February 2012, Mr. Virk served as Director, Global Network Segment Marketing, for Freescale Semiconductor, Inc., a provider of embedded processing solutions for the automotive, consumer, industrial and networking markets. From October 2007 to April 2009, Mr. Virk served as Mindspeed’s Senior Vice President and General Manager, Enterprise and Consumer Premise. Mr. Virk earned a Master’s Degree in Business Administration and a Master’s Degree in Electrical Engineering from Worcester Polytechnic Institute. He also is a graduate of Thapar Institute of Engineering in India.

NAMED EXECUTIVE OFFICER COMPENSATION,

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers

This compensation discussion and analysis provides information about our executive compensation program for our fiscal year 2016 as it relates to the following “named executive officers” whose compensation is presented in the tables and accompanying narratives following this discussion:

•	John Croteau, President and Chief Executive Officer

•	Robert McMullan, Senior Vice President and Chief Financial Officer

•	Dr. Alex Behfar, Senior Vice President and Chief Scientist, Photonics

•	Robert Dennehy, Senior Vice President, Operations

•	Michael Murphy, Senior Vice President and General Manager, RF & Microwave

Objectives of Our Executive Compensation Programs

The compensation committee of our board of directors oversees the compensation plans, policies and programs covering our executive officers, including our named executive officers, under its authority as delegated by our board of directors. Our compensation programs for our named executive officers are designed to:

•	attract and retain the best executive talent;

•	motivate our executives to achieve our financial and business goals; and

•	align our executives’ interests with those of our stockholders to drive increased stockholder value.

To achieve these goals, we structure our named executive officer compensation programs to provide a competitive level of total compensation and create a strong link with our business results by tying a significant portion of each executive’s compensation to the achievement of specific performance goals that we expect will increase stockholder value.

How We Set Executive Compensation

The compensation in effect for our named executive officers for fiscal year 2016 reflects a combination of individually negotiated employment arrangements that we have entered into with each of our named executive officers and a total compensation program for our executive officers developed in prior periods by our compensation committee and refined by it in fiscal year 2016 as described in more detail below. The specific terms of the employment arrangements for our named executive officers were negotiated with either the Chairman of our board of directors or with our Chief Executive Officer serving at the time of such negotiations. Our Chief Executive Officer also makes recommendations to our compensation committee from time to time regarding adjustments in the compensation of our other named executive officers. All compensation arrangements and updates to existing compensation arrangements with our named executive officers implemented since our initial public offering have been approved by our compensation committee.

During fiscal year 2016, we did not specifically benchmark the total target compensation or individual components of compensation for our named executive officers. However, in fiscal year 2015, we used industry total compensation data compiled by Radford, our compensation consultant, as a reference in evaluating and refining our executive compensation programs. Radford compiled compensation data from companies with $200 million to $1.8 billion in annual revenue, which we believe are comparable to us in size. We also used proxy statement data gathered from the following companies that we considered similar to us in terms of business lines or in terms of potential competition for executive talent: Analogic Corporation, Cabot Microelectronics Corporation, Cirrus Logic Inc., Cypress Semiconductor Corporation, Diodes Incorporated, Integrated Device

Technology, Inc., International Rectifier Corporation, Intersil Corporation, Micrel Inc., Microsemi Corporation, Monolithic Power Systems, Inc., OmniVision Technologies, Inc., PMC-Sierra Inc., Power Integrations Inc., Rambus Inc., Semtech Corporation, Silicon Image, Inc., Silicon Laboratories Inc., Synaptics Incorporated and Tessera Technologies, Inc.

Using such industry total compensation and proxy statement data and subjective factors, such as the relative importance we place on each role within the Company, considerations of peer group equity compensation practices and other factors, the compensation committee developed total compensation “targets” for each of our named executive officer positions. The compensation committee then developed a total compensation plan, consisting of base pay, target annual cash incentives and long-term equity incentives, as discussed in further detail below, that provided each named executive officer with the opportunity to realize the targeted total compensation while furthering the objectives of our compensation programs described above. In fiscal year 2016, the compensation committee largely carried forward the total compensation targets and programs it had developed over the course of fiscal year 2015, with minor adjustments as noted below. Based on our review of the above-described compensation data and similar data from the same sources for fiscal year 2016, we believe that the total compensation provided to our named executive officers in fiscal year 2016 was generally below market median to market median overall assuming a “target” level of achievement against the performance targets applicable to the performance-based restricted stock unit awards granted to such named executive officers in fiscal year 2016 (discussed in more detail below under “Long-Term Equity Incentives—Performance-Based Equity Incentives”), and market median to above market median overall assuming a “maximum” level of achievement against such performance targets.

Elements of Executive Compensation

Our compensation program for our named executive officers consists of the following elements:

•	base salary and benefits;

•	annual cash incentives; and

•	long-term equity incentives.

Base Salary and Benefits

The annual base salary in place for fiscal year 2016 for each of our named executive officers was determined pursuant to the terms of each executive’s employment agreement, as well as any discretionary increases to such amounts approved by our compensation committee in fiscal year 2016 or in prior fiscal years, and reflects each executive’s relative level of experience and responsibility. The compensation committee authorized a four percent increase to the base salary of our Chief Executive Officer, and a three percent increase to the base salary of each of our other named executive officers, in fiscal year 2016 based on its review of the industry total compensation and proxy statement data discussed above. After this review, it was determined that such base salary increases were appropriate to maintain competitive levels of base salary.

The following table shows the annual base salaries for our named executive officers in place at the end of fiscal year 2016.

Name	Fiscal Year 2016 Salary
John Croteau President and Chief Executive Officer	$625,000
Robert McMullan Senior Vice President and Chief Financial Officer	$338,745
Alex Behfar Senior Vice President and Chief Scientist, Photonics	$283,250
Robert Dennehy Senior Vice President, Operations	$339,900
Michael Murphy Senior Vice President and General Manager, RF & Microwave	$338,765

We generally provide our named executive officers health and welfare benefits on the same terms as our other salaried employees, including health benefits and life insurance coverage, as well as the opportunity to participate in and receive matching contributions under our 401(k) plan.

We believe that, in order for us to attract top executive talent, we must not be limited to those individuals residing in the Boston metropolitan area and, in some cases, must be willing to offer to pay for or reimburse an agreed upon amount of relocation, commuting, temporary housing and other related costs. In fiscal year 2016, we made such payments and reimbursements to our Chief Financial Officer in connection with his commuting to work from a home outside the Boston metropolitan area.

Annual Cash Incentives

During fiscal year 2016, each of our named executive officers participated in our cash incentive programs. Our cash incentive programs were comprised of two six-month performance periods within our fiscal year, with different performance metrics for each period, as described below. Our compensation committee determined the target cash incentive opportunity for each of our named executive officers for fiscal year 2016 based on its business judgment regarding the appropriate level of incentive opportunity to motivate and retain these executives, and to establish an appropriate “pay for performance” linkage between their total compensation and our overall financial results. In making this business judgment, the compensation committee considered each named executive officer’s historical levels of incentive opportunity as well as each named executive officer’s respective salary and level of incentive opportunity relative to those of our other named executive officers. Based on these considerations and those described above with respect to the base salary increases in fiscal year 2016, our compensation committee maintained the target cash incentive opportunity of our named executive officers at their previously-set levels. This target opportunity was also subject to potential discretionary increase or reduction based on individual performance during the period. The following table shows the cash incentive opportunity of each of our named executive officers for fiscal year 2016 assuming “target” level achievement against applicable performance metrics, expressed as a percentage of each executive’s annual base salary.

Name	Fiscal Year 2016 Cash Incentive Opportunity (% of Base Salary)
John Croteau President and Chief Executive Officer	100%
Robert McMullan Senior Vice President and Chief Financial Officer	50%
Alex Behfar Senior Vice President and Chief Scientist, Photonics	50%
Robert Dennehy Senior Vice President, Operations	50%
Michael Murphy Senior Vice President and General Manager, RF & Microwave	50%

First Half 2016 Program. Payments under the cash incentive program for the first half of fiscal year 2016 were based on our performance in that period as compared against the following adjusted operating income goals for the six months ended April 1, 2016:

First Half Fiscal Year 2016 Performance Goal	Threshold	Target	Maximum	Actual Performance
Adjusted Operating Income	$51.9 million	$59.0 million	$68.7 million	$62.0 million

We selected adjusted operating income as the performance metric for this program as we believe it is a primary driver of stockholder value. The calculation of adjusted operating income excludes the impact of accrued costs for the payment of incentives under the cash incentive program itself, as well as the effect, where applicable, of intangible amortization expense, share-based compensation costs, impairment and restructuring charges, financing and litigation costs, and acquisition- and integration-related costs. If performance exceeded the threshold level, a total pool for all participating employees within the Company would be funded at $4.5 million for target performance and $9.0 million for maximum performance. For performance falling between the threshold and target levels, a total pool would be funded at a rate of $0.634 per $1.00 of adjusted operating income achieved in excess of the threshold level, and for performance falling between the target and maximum levels, a total pool would be funded at a rate of $0.464 per $1.00 of adjusted operating income achieved in excess of the target level. Each named executive officer would be eligible for a payment based on an allocated portion of this pool based on both the executive’s target incentive amount and individual performance. There was no set weighting assigned by the compensation committee to the individual component of the annual incentive program.

In light of our performance for the first half of fiscal year 2016 (see the “Actual Performance” column in the table above), excluding any impact of our acquisitions of FiBest Limited and Aeroflex/Metelics, Inc., which, due to their timing, were not been factored into the program targets when first established by the compensation committee, as well as the compensation committee’s assessment that each named executive officer performed at 100% of his expected level of individual performance, we paid each named executive officer approximately 133% of his respective target annual cash incentive opportunity for the first half of fiscal year 2016.

Second Half 2016 Program. Payments under the cash incentive program for the second half of fiscal year 2016 were based on our performance in that period as compared against the following adjusted operating income goals for the six months ended September 30, 2016:

Second Half Fiscal Year 2016 Performance Goal	Threshold	Target	Maximum	Actual Performance
Adjusted Operating Income	$60.8 million	$69.2 million	$80.5 million	$83.5 million

We selected adjusted operating income as the performance metric for the second half of fiscal year 2016 for the reasons set forth above. If performance exceeded the threshold level, a total pool for all participating employees within the Company would be funded at $5.3 million for target performance and $10.6 million for maximum performance. For performance falling between the threshold and target levels, a total pool would be funded at a rate of $0.631 per $1.00 of adjusted operating income achieved in excess of the threshold level, and for performance falling between the target and maximum levels, a total pool would be funded at a rate of $0.469 per $1.00 of adjusted operating income achieved in excess of the target level. Each named executive officer would be eligible for a payment based on an allocated portion of this pool based on both a specified percentage of annual base salary and the executive’s individual performance.

In light of our performance for the second half of fiscal year 2016 (see the “Actual Performance” column in the table above) and the compensation committee’s assessment that each named executive officer performed at 100% of his expected level of individual performance, we paid each named executive officer approximately 200% of his respective target annual cash incentive opportunity for the second half of fiscal year 2016.

Special Retention Program

In connection with our acquisition of BinOptics in December 2014 (the “BinOptics Acquisition”), the Company and BinOptics adopted the Amended and Restated 2014 Key Employee Retention Plan (the “Retention Plan”). Dr. Behfar is a participant in the Retention Plan, along with certain other key employees of BinOptics. Dr. Behfar received payments under the Retention Plan in connection with the closing of the BinOptics Acquisition and on the first anniversary of the closing, and is eligible to receive additional payments on the second anniversary of the closing, subject to his remaining employed by us on the date the payments are made. The amounts paid and payable under the Retention Plan include payments that would otherwise have been made in respect of BinOptics shares and stock options previously held by Dr. Behfar, payments under a prior retention plan of BinOptics and additional bonus amounts agreed to as part of the BinOptics Acquisition.

Long-Term Equity Incentives

As part of our compensation committee’s review, evaluation and further development of our total compensation program for our named executive officers in fiscal year 2016 as described above, and in an attempt to establish a mix of cash and equity compensation for each named executive officer such that we both reward current performance adequately to retain the executive in a competitive marketplace, and provide them with adequate incentives to drive long-term stockholder value, our compensation committee assigned each named executive officer a restricted stock unit award “equity percentage” as follows (assuming “target” performance of performance-based equity incentives), and also determined the relative portion of such award that would be granted to each named executive officer subject to time-based or performance-based vesting criteria, as applicable:

Named Executive Officer	Fiscal Year 2016 Restricted Stock Unit Equity Percentage	Time-Based/ Performance-Based
John Croteau President and Chief Executive Officer	100%	40% / 60%
Robert McMullan Senior Vice President and Chief Financial Officer	85%	40% / 60%
Alex Behfar (1) Senior Vice President and Chief Scientist, Photonics	75%	40% / 60%
Robert Dennehy Senior Vice President, Operations	75%	40% / 60%
Michael Murphy Senior Vice President and General Manager, RF & Microwave	85%	40% / 60%

(1)	At the time of the compensation committee’s review and approval of annual restricted stock unit awards to our named executive officers in fiscal year 2016 as part of our annual equity compensation program for named executive officers, Mr. Behfar’s equity percentage was 65%, and the split between time-based and performance-based vesting criteria for purposes of making RSU awards to him was 50% / 50%. Later in fiscal year 2016, in connection with his promotion to the position of Senior Vice President and Chief Scientist, Photonics, the compensation committee increased Mr. Behfar’s equity percentage to 75%, and adjusted the split between time-based and performance-based vesting criteria for purposes of making future annual RSU awards to him to 40% / 60%.

This restricted stock unit equity percentage, when applied to the sum of each named executive officer’s annual salary and his annual target cash incentive opportunity, approximates the total cash value of equity incentive awards at target we would typically grant to such named executive officer annually under our executive compensation program. While the equity percentage assigned to a particular executive is considered a guideline and is used by our compensation committee together with annual salary, annual cash incentive opportunity and any other equity incentive awards, such as the performance stock option awards described below, to evaluate each executive officer’s “total compensation,” the compensation committee retains discretion to vary the amount of any such executive’s annual equity grant based on performance factors, the overall dilutive impact of our employee equity grant program, the amount of unvested equity awards already held by such executive, perceived anomalies in the current valuation of our common stock or otherwise. Our compensation committee determined that, in keeping with our “pay for performance” philosophy, it was advisable to subject all stock option awards, and a substantial portion of the restricted stock unit awards made to our named executive officers in fiscal year 2016, to vesting based on the achievement of performance metrics the committee believed would increase stockholder value.

Time-Based Equity Incentives. In fiscal year 2016, we provided each of our named executive officers with long-term equity incentives through the grant of restricted stock units subject to time-based vesting under our 2012 Omnibus Incentive Plan. Our compensation committee granted restricted stock units because they believe they provide a valuable retention incentive to our executives. In addition, our compensation committee believes that because restricted stock units require fewer shares to deliver the same amount of retention incentive to a given executive than a stock option award, restricted stock units also reduce the overall potential dilution to our stockholders from our equity compensation programs.

In fiscal year 2016, as part of our annual equity compensation program, we granted our Chief Executive Officer 14,751 restricted stock units, our Chief Financial Officer 5,155 restricted stock units, our Senior Vice President and General Manager, RF & Microwave, 5,155 restricted stock units, our Senior Vice President, Operations, 4,564 restricted stock units and our Senior Vice President and Chief Scientist, Photonics, 4,120 restricted stock units, in each case subject to time-based vesting based on their continued employment over four years. Our compensation committee approved these restricted stock units based on its business judgment that they reflected an appropriate level of long-term incentive to retain these officers. The size of each award was determined by the compensation committee based on considerations of the factors described above.

Performance-Based Equity Incentives.

Performance Restricted Stock Units. In addition to the time-based restricted stock unit awards described above, in fiscal year 2016, as part of our annual equity compensation program, we granted our Chief Executive Officer 22,127 restricted stock units, our Chief Financial Officer 7,732 restricted stock units, our Senior Vice President and General Manager, RF & Microwave, 7,732 restricted stock units, our Senior Vice President, Operations, 6,845 restricted stock units and our Senior Vice President and Chief Scientist, Photonics, 4,120 restricted stock units, in each case subject to performance-based vesting conditions. The performance-based restricted stock units are divided into three equal tranches with one tranche eligible to vest based on our non-GAAP earnings per share (“Adjusted EPS”) growth during fiscal year 2016, one tranche eligible to vest based on Adjusted EPS growth during fiscal years 2016–2017 and one tranche eligible to vest based on Adjusted EPS growth during fiscal years 2016–2018. For each tranche, recipients can earn between 0% to 300% of the target number of performance-based restricted stock units, depending on actual performance. Once earned, the performance-based restricted stock units will be settled the following May, subject to continued employment with us through the settlement date. Our compensation committee approved these performance-based restricted stock units based on its business judgment that they reflected an appropriate level of long-term incentives to retain these officers and further align their compensation with the attainment of a key performance metric and increases in stockholder value. The size of each award was determined by our compensation committee based on consideration of the factors described above. Adjusted EPS is a non-GAAP financial metric and the calculation of Adjusted EPS excludes discontinued operations, the impact of fair value accounting in mergers and acquisitions (“M&A”) of businesses, M&A costs, including acquisition and related integration costs, certain cost savings from synergies expected from M&A activities, income and expenses from transition services related to M&A activities, expected amortization of acquisition-related intangibles, share-based and other non-cash compensation expense, certain cash compensation, restructuring charges, litigation settlement and costs, changes in the carrying values of assets and liabilities measured at fair value, contingent consideration, amortization of debt discounts and issuance costs, other non-cash expenses, earn-out costs, restructuring costs and certain income tax items.

Performance Stock Options. Also, in fiscal year 2016, as part of our annual equity compensation program, we granted our Chief Executive Officer 100,000 stock options, our Chief Financial Officer 20,000 stock options, our Senior Vice President and General Manager, RF & Microwave, 10,000 stock options our Senior Vice President, Operations, 25,000 stock options and our Senior Vice President and Chief Scientist, Photonics, 10,000 stock options, in each case subject to performance-based vesting conditions. These stock options vest as to 100% of the underlying shares if the closing price for our common stock equals or exceeds $64.22 per share for a period of thirty consecutive trading days, which represented an approximate premium of 50% to the 52-week high price per share of our common stock as of the date the stock options were granted. Our compensation committee approved these performance-based stock options based on its business judgment that they reflected an appropriate level of long-term incentives to retain these officers and further align their compensation with the attainment of increases in stockholder value. The size of each award was determined by our compensation committee based on consideration of the factors described above.

Our compensation committee believes that the performance-based stock options and restricted stock units granted to our named executive officers as described above are a useful tool for compensating our executives, in that they align our executives’ interests directly with those of our stockholders by tying the vesting of, or the amount that is earned in respect of, an award directly to achieving pre-established measures of performance determined to be important to the Company’s success. We believe such awards also provide a valuable retention incentive to executives committed to increasing stockholder value. Given these considerations, we may increasingly employ performance-based equity incentives in our executive compensation programs in the future.

Severance Arrangements

Because we believe it is in our best interests and the best interests of our stockholders to encourage and reinforce the continued dedication and attention of our senior executives, and to minimize the potential for them to be distracted from performing their duties by the potential prospect of a termination of employment, we have agreed to provide our Chief Executive Officer and our Senior Vice President and General Manager, RF & Microwave, with severance benefits as described in each executive’s employment agreement, as described below. Our Senior Vice President and Chief Scientist, Photonics, is also entitled to certain severance benefits under the Retention Plan, as described below. In October 2014, following a period of heavy consolidation in our industry and with a similar motivation of keeping our executives focused on managing our business without distraction by a potential change in control, we also adopted the MACOM Technology Solutions Holdings, Inc. Change in Control Plan (as amended, the “CIC Plan”) in which each of our named executive officers participate and which provides severance protection to plan participants in the event their employment is terminated under certain circumstances in connection with a change in control. In adopting the CIC Plan, our compensation committee was motivated by a belief that the benefits of the plan were reasonable in scope and amount, would better align the interests of our executives with those of our stockholders in the context of a potential change in control and may enhance stockholder value whether or not a future change in control occurs by helping to retain those executives who are participants in this plan. See “Potential Payments upon Termination or Change in Control” below for a more detailed discussion of these potential payments.

Non-Competition Agreements

With the goal of securing the services of executives who may be key to our success for a period of time and preventing competitors from hiring such personnel away from us, from time to time we may enter into agreements where an executive agrees not to go to work for a competing enterprise for a period of time in exchange for a payment or payments from us. In connection with the BinOptics Acquisition, we entered into such an arrangement with our Senior Vice President and Chief Scientist, Photonics, providing for non-competition covenants from the executive during the term of his employment and for a period of eighteen months thereafter.

Tax and Accounting Considerations

Section 162(m) of the Code (“Section 162(m)”) generally disallows a tax deduction to a public corporation for annual compensation in excess of $1 million paid to its principal executive officer and the three other most highly compensated named executive officers (excluding the principal financial officer). Compensation that qualifies as “performance-based” is excluded for purposes of calculating the amount of compensation subject to the $1 million limit. In addition, in the case of a privately held corporation that becomes a public corporation, the $1 million limit generally does not apply to compensation paid pursuant to a compensation plan or agreement that existed prior to the initial public offering during a limited transition period following such public offering. That transition period expired for us at our 2016 annual meeting of stockholders. Since the expiration of the transition period described above, the compensation committee has considered the potential deductibility of the compensation payable under our programs when evaluating and establishing our executive compensation programs. At our 2016 annual meeting of stockholders, our stockholders approved the material terms of our 2012 Omnibus Incentive Plan, consistent with the requirements of the performance-based compensation exemption under Section 162(m). As a result, the compensation committee may grant awards under our 2012 Omnibus Incentive Plan that are intended to be exempt from Section 162(m). However, the compensation committee believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executives necessary for our success. Accordingly, and in furtherance of that responsibility, the compensation committee may, in its judgment, authorize compensation that is not intended to be exempt from Section 162(m) or that may otherwise be limited as to tax deductibility.

The compensation committee considers the accounting implications of significant compensation decisions, including decisions that relate to our equity incentive plans and programs. If accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Say on Pay

At our 2013 annual meeting of stockholders, our stockholders approved on an advisory basis to hold future advisory votes to approve the compensation of our executive officers every three years. In light of the stockholder vote on such matter, our current policy is to provide stockholders with an opportunity to approve the compensation of our named executive officers every three years, with the next such vote occurring at the 2019 annual meeting of stockholders.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and, based on such review and discussions, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the compensation committee:

Peter Chung (Chairman)

Stephen Daly

Gil Van Lunsen

2016 Summary Compensation Table

The following table provides information regarding the compensation earned by or paid to our named executive officers for fiscal years 2016, 2015 and 2014. Dr. Behfar became employed by us in connection with the BinOptics Acquisition in December 2014 and compensation is reported for him only for the portion of fiscal year 2015 that he was employed by us.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
John Croteau	2016	611,539	—	2,604,337	1,165,000	1,024,000	9,341	5,414,217
President and Chief Executive Officer	2015 2014	547,692 505,192	— —	2,776,950 782,105	1,012,000 1,540,018	390,963 233,163	8,603 8,796	4,736,208 3,069,274
Robert McMullan	2016	333,433		910,067	233,000	278,725	64,192	1,819,417
Senior Vice President and Chief Financial Officer	2015 2014	322,984 226,181	— —	993,379 973,020	247,600 256,200	124,104 125,705	85,001 103,181	1,773,068 1,684,287
Alex Behfar	2016	268,231	—	529,008	116,500	233,063	2,621,894	3,768,695
Senior Vice President and Chief Scientist, Photonics	2015	222,115	—	1,010,030	—	74,937	5,538,144	6,845,226
Robert Dennehy	2016	334,569	—	805,678	291,250	279,675	5,340	1,716,512
Senior Vice President, Operations	2015 2014	314,350 292,319	— —	879,557 328,017	258,750 341,600	122,185 117,595	4,305 2,460	1,579,147 1,081,991
Michael Murphy	2016	333,453	—	910,067	116,500	278,742	8,734	1,647,496
Senior Vice President and General Manager, RF & Microwave	2015 2014	323,005 313,239	— —	993,516 392,553	103,500 256,200	124,112 125,713	8,552 8,362	1,552,685 1,096,067

(1)	The amounts included under the “Stock Awards” and “Option Awards” columns reflect the aggregate grant date fair value of the restricted stock unit and stock option awards granted in each respective fiscal year, computed in accordance with FASB ASC Topic 718, excluding the effect of any estimated forfeitures. For more information on the underlying valuation assumptions used to calculate grant date fair values, see Notes 2 and 17 to Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal year ended September 30, 2016. With respect to the performance-based restricted stock unit and stock option awards granted to our named executive officers during fiscal year 2016, the aggregate grant date fair value of such awards was determined based on the probable outcome of the performance conditions associated with such awards, which was determined to be the maximum level of performance.
(2)	Represent the cash incentives actually earned by each named executive officer under our cash incentive programs for fiscal year 2016. See “Compensation Discussion and Analysis – Annual Cash Incentives” for a more detailed description of these programs.
(3)	Consists of the following amounts for each named executive officer for fiscal year 2016:

Name	Basic Life Insurance Premiums ($)	Company Contribu- tions to 401(k) Plans ($)	Acquisition- Related Payments ($)		Severance Payments ($)	Severance- Related COBRA Reim- bursement ($)	Severance- Related Outplacement Reim- bursement ($)	PTO Lump Sum Payment ($)	Commuting Payments ($)	Tax Gross-Up Payments ($)		Total ($)
John Croteau	1,391	7,950	—		—	—	—	—	—	—		9,341
Robert McMullan	784	4,619	—		—	—	—	—	39,965	18,824	(A)	64,192
Alex Behfar	507	7,950	2,613,437	(B)	—	—	—	—	—	—		2,621,894
Robert Dennehy	775	4,565	—		—	—	—	—	—	—		5,340
Michael Murphy	784	7,950	—		—	—	—	—	—	—		8,734

(A)	Represents amounts paid to Mr. McMullan in connection with tax reimbursement for his commuting expenses.
(B)	Represents amounts paid to Dr. Behfar following the first anniversary of the BinOptics Acquisition under the Retention Plan.

2016 Grants of Plan-Based Awards Table

The following table provides information regarding plan-based awards granted to our named executive officers for the fiscal year ended September 30, 2016.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (4)
John Croteau		—	625,000	1,250,000	—	—	—	—	—	—
	11/13/2015	—	—	—	—	100,000	—	—	32.10	1,165,000
	11/13/2015	—	—	—	—	22,127	66,381	—	—	2,130,830
	11/13/2015	—	—	—	—	—	—	14,751	—	473,507
Robert McMullan		—	169,373	338,745	—	—	—	—	—	—
	11/13/2015	—	—	—	—	20,000	—	—	32.10	233,000
	11/13/2015	—	—	—	—	7,732	23,196	—	—	744,592
	11/13/2015	—	—	—	—	—	—	5,155	—	165,476
Alex Behfar		—	141,625	283,250	—	—	—	—	—	—
	11/13/2015	—	—	—	—	10,000	—	—	32.10	116,500
	11/13/2015	—	—	—	—	4,120	12,360	—	—	396,756
	11/13/2015	—	—	—	—	—	—	4,120	—	132,252
Robert Dennehy		—	169,950	339,900	—	—	—	—	—	—
	11/13/2015	—	—	—	—	25,000	—	—	32.10	291,250
	11/13/2015	—	—	—	—	6,845	20,535	—	—	659,174
	11/13/2015	—	—	—	—	—	—	4,564	—	146,504
Michael Murphy		—	169,383	338,765	—	—	—	—	—	—
	11/13/2015	—	—	—	—	10,000	—	—	32.10	116,500
	11/13/2015	—	—	—	—	7,732	23,196	—	—	744,592
	11/13/2015	—	—	—	—	—	—	5,155	—	165,476

(1)	Amounts in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns of the 2016 Grants of Plan Based Awards Table represent the cash incentive award opportunity for each named executive officer under our cash incentive programs for fiscal year 2016. See “Compensation Discussion and Analysis – Annual Cash Incentives” for a more detailed description of these programs. Amounts in the “Non-Equity Incentive Plan Compensation” column of the 2016 Summary Compensation Table represent the cash incentive awards actually earned by each named executive officer under our cash incentive programs for fiscal year 2016.
(2)	Amounts in the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns of the 2016 Grants of Plan Based Awards Table represent performance-based restricted stock and stock option awards granted to each named executive officer under our 2012 Omnibus Incentive Plan in fiscal year 2016. See “Compensation Discussion and Analysis – Long-Term Equity Incentives” for a more detailed description of these awards.
(3)	Amounts represent time-based restricted stock units granted to each named executive officer under our 2012 Omnibus Incentive Plan in fiscal year 2016. See “Compensation Discussion and Analysis – Long-Term Equity Incentives” for a more detailed description of these awards.
(4)	Reflects the aggregate grant date fair value of the stock option and restricted stock unit awards granted in fiscal year 2016, computed in accordance with FASB ASC Topic 718, excluding the effect of any estimated forfeitures. For more information on the underlying valuation assumptions used to calculate grant date fair values, see Notes 2 and 17 to Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal year ended September 30, 2016. With respect to the performance-based restricted stock unit and stock option awards granted to our named executive officers during fiscal year 2016, the aggregate grant date fair value of such awards was determined based on the probable outcome of the performance conditions associated with such awards, which was determined to be the maximum level of performance.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

Messrs. Croteau, McMullan, Dennehy and Murphy and Dr. Behfar each have an employment agreement with the Company.

Under Mr. Croteau’s employment agreement, effective October 1, 2012, he is entitled to receive an annual base salary, which in fiscal year 2016 was $625,000, and is eligible to participate in the Company’s annual cash incentive program, with a target incentive in fiscal year 2016 of 100% of his annual salary and a maximum incentive in fiscal year 2016 of up to 200% of his annual salary, in each case subject to achievement of individual and Company performance targets.

Under Mr. McMullan’s employment agreement, effective January 2, 2014, he is entitled to receive an annual base salary, which in fiscal year 2016 was $338,745, and is eligible to participate in the Company’s annual cash incentive program, with a target incentive in fiscal year 2016 of 50% of his annual salary and a maximum incentive in fiscal year 2016 of up to 100% of his annual salary, in each case subject to achievement of individual and Company performance targets. The Company also reimburses Mr. McMullan for his expenses (including taxes) incurred in connection with commuting to its headquarters from a home outside the Boston metropolitan area.

Under Dr. Behfar’s employment agreement, effective December 15, 2014, he is entitled to receive an annual base salary, which in fiscal year 2016 was $283,250, and is eligible to participate in the Company’s annual cash incentive program, with a target incentive in fiscal year 2016 of 50% of his annual salary and a maximum incentive in fiscal year 2016 of up to 100% of his annual salary, in each case subject to achievement of individual and Company performance targets. He was also entitled to reimbursement of reasonable personal, legal, accounting and tax and financial planning expenses incurred by him in connection with the BinOptics Acquisition through June 30, 2016.

Under Mr. Dennehy’s employment agreement, effective October 1, 2013, he is entitled to receive an annual base salary, which in fiscal year 2016 was $339,900, and is eligible to participate in the Company’s annual cash incentive program, with a target incentive in fiscal year 2016 of 50% of his annual salary and a maximum incentive in fiscal year 2016 of up to 100% of his annual salary, in each case subject to achievement of individual and Company performance targets.

Under Mr. Murphy’s employment agreement, dated September 28, 2009, he is entitled to receive an annual base salary, which in fiscal year 2016 was $338,765, and is eligible to participate in the Company’s annual cash incentive program, with a target incentive in fiscal year 2016 of 50% of his annual salary and a maximum incentive in fiscal year 2016 of up to 100% of his annual salary, in each case subject to achievement of individual and Company performance targets.

2016 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth the outstanding equity awards held by each of our named executive officers at September 30, 2016.

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options (#)		Unearned Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
John Croteau	4/29/2014	180,330	(2)	—		17.50	4/29/2024	—	—	—		—
	5/05/2015	—		100,000	(3)	33.66	5/5/2022	—	—	—		—
	11/13/2015	—		100,000	(4)	32.10	11/13/2022	—	—	—		—
	5/05/2015	—		—		—	—	22,500(5)	952,650(5)	22,500	(6)	952,650	(6)
	11/13/2015	—		—		—	—	22,127(7)	936,857(7)	44,254	(8)	1,873,714	(8)
	4/23/2013	—		—		—	—	11,934(9)	505,286(9)	—		—
	4/22/2014	—		—		—	—	20,725(10)	877,497(10)	—		—
	5/05/2015	—		—		—	—	11,250(11)	476,325(11)	—		—
	11/13/2015	—		—		—	—	14,751(12)	624,557(12)	—		—
Robert McMullan	4/29/2014	30,000	(2)	—		17.50	4/29/2024	—	—	—		—
	9/03/2015	—		20,000	(13)	29.80	9/3/2022	—	—	—		—
	11/13/2015	—		20,000	(4)	32.10	11/13/2022	—	—	—		—
	4/22/2015	—		—		—	—	7,862(5)	332,877(5)	7,862	(6)	332,877	(6)
	11/13/2015	—		—		—	—	7,732(7)	327,373(7)	15,464	(8)	654,746	(8)
	1/10/2014	—		—		—	—	6,341(9)	268,478(9)	—		—
	4/22/2014	—		—		—	—	10,403(10)	440,463(10)	—		—
	4/22/2015	—		—		—	—	3,931(11)	166,439(11)	—		—
	11/13/2015	—		—		—	—	5,155(12)	218,263(12)	—		—
Alex Behfar	11/13/2015	—		10,000	(4)	32.10	11/13/2022	—	—	—		—
	4/22/2015	—		—		—	—	4,190(5)	177,405(5)	4,190	(6)	177,405	(6)
	11/13/2015	—		—		—	—	4,120(7)	174,441(7)	8,240	(8)	348,882	(8)
	1/21/2015	—		—		—	—	7,342(14)	310,860(14)	—		—
	4/22/2015	—		—		—	—	3,143(11)	133,075(11)	—		—
	11/13/2015	—		—		—	—	4,120(12)	174,441(12)	—		—
Robert Dennehy	4/29/2014	40,000	(2)	—		17.50	4/29/2024	—	—	—		—
	4/22/2015	—		25,000	(3)	34.46	4/22/2022	—	—	—		—
	11/13/2015	—		25,000	(4)	32.10	11/13/2022	—	—	—		—
	4/22/2015	—		—		—	—	6,961(5)	294,729(5)	6,961	(6)	294,729	(6)
	11/13/2015	—		—		—	—	6,845(7)	289,817(7)	13,690	(8)	579,635	(8)
	4/23/2013	—		—		—	—	3,841(9)	162,628(9)	—		—
	4/22/2014	—		—		—	—	8,587(10)	363,574(10)	—		—
	4/22/2015	—		—		—	—	3,481(11)	147,386(11)	—		—
	11/13/2015	—		—		—	—	4,564(12)	193,240(12)	—		—
Michael Murphy	4/22/2015	—		10,000	(3)	34.46	4/22/2022	—	—	—		—
	11/13/2015	—		10,000	(4)	32.10	11/13/2022	—	—	—		—
	4/22/2015	—		—		—	—	7,863(5)	332,919(5)	7,863	(6)	332,919	(6)
	11/13/2015	—		—		—	—	7,732(7)	327,373(7)	15,464	(8)	654,746	(8)
	4/23/2013	—		—		—	—	5,989(9)	253,574(9)	—		—
	4/22/2014	—		—		—	—	10,402(10)	440,421(10)	—		—
	4/22/2015	—		—		—	—	3,932(11)	166,481(11)	—		—
	11/13/2015	—		—		—	—	5,155(12)	218,263(12)	—		—

(1)	Amounts based on the fair market value of our common stock of $42.34 per share, which was the closing price of our common stock on September 30, 2016 as reported on NASDAQ.
(2)	Represents a stock option grant that vested on January 23, 2015, the date on which our common stock first achieved a closing price of $32.55 per share as reported on NASDAQ.
(3)	Represents a stock option grant that will vest in whole or in part upon achievement of certain revenue and non-GAAP gross margin performance targets in any four consecutive fiscal quarters completed during the term of the stock option, provided that the named executive officer remains in continuous service with us through each vesting date.
(4)	Represents a stock option grant that will vest if the closing price of our common stock equals or exceeds $64.22 per share for a period of thirty consecutive trading days, provided that the named executive officer remains in continuous service with us through the vesting date.
(5)	Represents performance-based restricted stock units that were earned based on fiscal year 2015 and fiscal year 2016 Adjusted EPS growth and that remain subject to time-based vesting conditions. These units will vest on May 15, 2017, provided that the named executive officer remains in continuous service with us through each vesting date.
(6)	Represents a performance-based restricted stock unit grant that is eligible to vest based on Adjusted EPS growth. One tranche of the award has been earned based on fiscal year 2015 and fiscal year 2016 performance and will vest on May 15, 2017, provided that the named executive officer remains in continuous service with us through the vesting date. The final tranche of the award is eligible to be earned based on performance during fiscal years 2015 through 2017, and, to the extent earned based on performance, will vest on May 15, 2018, provided that the named executive officer remains in continuous service with us through the vesting date. Based on the level of achievement in fiscal years 2015 and 2016, the number of shares reported in the table has been calculated assuming that maximum performance is achieved with respect to future fiscal years and that 300% of each remaining tranche of the target award will be earned.
(7)	Represents performance-based restricted stock units that were earned based on fiscal year 2016 Adjusted EPS growth and that remain subject to time-based vesting conditions. These units will vest on May 15, 2017, provided that the named executive officer remains in continuous service with us through each vesting date.
(8)	Represents a performance-based restricted stock unit grant that is eligible to vest based on Adjusted EPS growth. One tranche of the award was earned and eligible to vest based on fiscal year 2016 performance (see note (7) above). One tranche of the award is eligible to be earned based on performance during fiscal years 2016 and 2017 and the final tranche is eligible to be earned based on performance during fiscal years 2016 through 2018. To the extent earned based on performance, the second tranche will vest on May 15, 2018 and the final tranche will vest on May 15, 2019, provided that the named executive officer remains in continuous service with us through each vesting date. Based on the level of achievement in fiscal year 2016, the number of shares reported in the table has been calculated assuming that maximum performance is achieved with respect to future fiscal years and that 300% of each remaining tranche of the target award will be earned.
(9)	Represents a restricted stock unit grant that vests on May 15, 2017, provided that the named executive officer remains in continuous service with us through that vesting date.
(10)	Represents a restricted stock unit grant that vests in equal annual installments on May 15, 2017 and May 15, 2018, provided that the named executive officer remains in continuous service with us through each vesting date.
(11)	Represents a restricted stock unit grant that vests in equal annual installments on May 15, 2017, May 15, 2018 and May 15, 2019, provided that the named executive officer remains in continuous service with us through each vesting date.
(12)	Represents a restricted stock unit grant that vests in four equal installments May 15, 2017, May 15, 2018, May 15, 2019 and May 15, 2020, provided that the named executive officer remains in continuous service with us through each vesting date.
(13)	Represents a stock option grant that will vest if the closing price of our common stock equals or exceeds $63.60 per share for a period of three consecutive trading days, provided that the named executive officer remains in continuous service with us through the vesting date.
(14)	Represents a restricted stock unit grant that vests as follows: (i) 4,893 restricted stock units vest on May 15, 2017; and (ii) 2,449 restricted stock units vest on May 15, 2018, provided that the named executive officer remains in continuous service with us through each vesting date.

2016 Option Exercises and Stock Vested Table

The following table sets forth information for each of our named executive officers regarding stock options exercised and stock awards vested during the fiscal year ended September 30, 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
John Croteau	—	—	64,018	2,355,862
Robert McMullan	—	—	27,047	995,330
Alex Behfar	—	—	10,128	372,710
Robert Dennehy	18,125	652,588	16,253	598,110
Michael Murphy	—	—	24,710	909,328

(1)	For stock awards, the value realized is based on the closing price of our common stock on the vesting date.

Pension Benefits

We currently do not (and did not in fiscal year 2016) sponsor any defined benefit pension or other actuarial plan in which our named executive officers participate.

Nonqualified Deferred Compensation

We currently do not (and did not in fiscal year 2016) maintain any nonqualified defined contribution or other deferred compensation plan or arrangement for our named executive officers.

Potential Payments upon Termination or Change in Control

Messrs. Croteau and Murphy are parties to employment agreements with the Company that provide for payments upon an involuntary termination of employment by the Company other than “cause” (as described in each respective named executive officer’s employment agreement) and upon a termination of employment by the executive for “good reason” (as defined in each respective named executive officer’s employment agreement). Pursuant to Mr. Croteau’s employment agreement, if his employment is terminated under the circumstances described above, he would be entitled to receive continued monthly base salary and reimbursements of the Company’s portion of medical and dental benefit premiums (subject to certain conditions) for twelve months following termination, a prorated annual bonus for the year of termination, based on actual performance, and twelve months’ accelerated vesting credit for any outstanding equity awards. In addition, Mr. Croteau’s equity awards would remain exercisable for one year following termination of employment. Pursuant to Mr. Murphy’s employment agreement, if his employment is terminated under the circumstances described above, he would be entitled to receive continued monthly base salary and reimbursement of the Company’s portion of medical and dental benefit premiums (subject to certain conditions) for six months. Each of Mr. Croteau and Mr. Murphy will be subject to non-competition and non-solicitation restrictions for the period during which he is entitled to receive salary continuation.

Under the Retention Plan, if Dr. Behfar’s employment is terminated without cause or for good reason or due to his death or disability (as such terms are defined in the Retention Plan), upon such termination he will be entitled to receive the then unpaid portion of the retention bonuses payable to him under such plan.

In addition, at the end of fiscal year 2014, we adopted the CIC Plan in which each of our named executive officers is currently a participant, and which provides that:

•

immediately prior to a “change in control” (as defined in the CIC Plan), subject to the terms and conditions contained in the CIC Plan, any performance-based equity awards held by a participant (other than certain stock options as set forth in the CIC Plan) will be earned at 200% of target and converted into restricted stock units that will become vested and payable upon completion of the applicable performance period and any further service-based vesting period relating to such award, subject to the participant’s continued employment;

•

if a change in control occurs and a participant’s employment is terminated by us without “cause” (as defined in the CIC Plan) or a participant resigns from employment with us for “good reason” (as defined in the CIC Plan) within the one-year period following the change in control, the participant will be entitled to the following payments and benefits:

•

twelve months of the participant’s monthly base salary, as in effect immediately prior to the change in control (and as may have been increased after the date of a change in control), plus up to $25,000;

•	one hundred percent of the participant’s target annual bonus, as in effect immediately prior to the change in control (and as may have been increased after the date of the change in control); and

•	full vesting of any time-vesting equity awards held by the participant (including the restricted stock units earned as a result of the conversion of performance-based equity awards).

We will make an additional lump-sum cash payment to a CIC Plan participant if the participant becomes subject to an excise tax under Section 4999 of the Code as a result of any payment or benefit made or provided under the CIC Plan, either alone or when aggregated with any other payments or benefits. The net result of the additional payment will be to place the participant in the same after-tax position as if the excise tax had not been imposed.

In the event that a participant has an existing agreement with us relating to the participant’s potential rights to severance pay, equity acceleration or benefits specifically arising from or in respect of a change in control, such rights shall be deemed completely replaced and superseded by the rights of the participant under the CIC Plan with respect to any change in control occurring during the term of the CIC Plan, but such agreement otherwise remains enforceable and in full force and effect.

In addition to the benefits provided by the CIC Plan, our performance-vesting stock options generally become fully vested and exercisable immediately prior to a change in control.

A summary of the potential payments that each of our named executive officers would have received upon the occurrence of these events, assuming that each triggering event occurred on September 30, 2016 and assuming the CIC Plan was in effect as of the end of fiscal year 2016 for each named executive officer is set forth below.

	Involuntary Termination for Other than Cause (1)				Involuntary Termination within Twelve Months Following a Change in Control (2)
Name	Severance ($)	Health/Life Insurance Benefits ($)	Restricted Stock/Option Awards ($) (3)	Total ($)	Severance ($)	Health/Life Insurance Benefits ($)	Restricted Stock/Option Awards ($) (3)	Excise Tax ($) (4)	Total ($)
John Croteau (5)	625,000	19,422	3,148,360	3,792,782	1,275,000	—	8,149,414	4,514,802	13,939,217
Robert McMullan	—	—	—	—	533,118	—	2,867,978	1,525,416	4,926,512
Dr. Alex Behfar (6)	3,775,126	—	—	3,775,126	4,225,001	—	1,423,549	—	5,648,550
Robert Dennehy	—	—	—	—	534,850	—	2,487,317	1,387,936	4,410,103
Michael Murphy (7)	169,383	5,121	—	174,504	533,148	—	2,578,674	1,261,722	4,373,544

(1)	“Involuntary Termination” as used in this column includes involuntary termination without cause or a voluntary termination with good reason, as and to the extent provided for in each named executive officer’s employment arrangement.
(2)	All amounts listed beneath this heading represent benefits potentially payable under the above-described CIC Plan.
(3)	Amounts based on the fair market value of our common stock of $42.34 per share, which was the closing price of our common stock on September 30, 2016 as reported on NASDAQ, minus the exercise price of the stock option, to the extent applicable, and have been calculated assuming that 200% of “target” performance is achieved with respect to performance-based restricted stock units and that all performance-based stock options and other outstanding stock options and restricted stock units vest in full.
(4)	Amounts listed represent an estimate of the additional lump-sum payment that would be payable if a named executive officer became subject to the excise tax under Section 4999 of the Code, as described above based on the assumptions described above, and assuming that (a) all performance-based equity awards (other than certain stock options) will be earned at 200% of target and all equity awards will vest and will be cashed out upon a qualifying termination of employment, based on a price per share equal to $42.34; (b) the full value of all payments of equity awards will be parachute payments; and (c) none of the parachute payments are exempt under a special rule for reasonable compensation. Any actual entitlement to such additional lump-sum payment will be based on the facts and circumstances that exist at the time of a change in control or a subsequent termination of employment.
(5)	All amounts listed for Mr. Croteau beneath the “Involuntary Termination” heading represent benefits potentially payable pursuant to his employment agreement, as described above.
(6)	All amounts listed for Dr. Behfar represent the unpaid portion of the retention bonuses payable to him under the Retention Plan, as described above, and after a change in control, under the CIC Plan, as described above.
(7)	All amounts listed for Mr. Murphy beneath the “Involuntary Termination” heading represent benefits potentially payable pursuant to his employment agreement, as described above.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 29, 2017. Deloitte & Touche LLP has served as our independent public accounting firm since fiscal year 2010. We expect that representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Our board of directors is submitting the appointment of Deloitte & Touche LLP to our stockholders for ratification as a matter of corporate practice. If our stockholders fail to ratify the appointment, the audit committee may reconsider whether to retain Deloitte & Touche LLP. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

The following table provides information regarding the fees billed by Deloitte & Touche LLP for the fiscal years ended September 30, 2016 and October 2, 2015. All services provided by, and fees paid to, Deloitte & Touche LLP as described below were pre-approved by the audit committee in accordance with the audit committee pre-approval policy set forth below.

	Fiscal Year 2016	Fiscal Year 2015
Audit Fees	$1,601,500	$2,062,622
Audit-Related Fees	—	1,918
Tax Fees	565,500	338,652
All Other Fees	2,000	2,000

Total	$2,169,000	$2,405,192

Audit Fees

This category includes the aggregate fees pertaining to fiscal years 2016 and 2015 for audit services provided by the independent registered public accounting firm or its affiliates, including for the audits of our annual consolidated financial statements, reviews of each of the quarterly financial statements included in our Quarterly Reports on Form 10-Q, foreign statutory audits and for services rendered in connection with our other filings with the SEC.

Audit-Related Fees

Audit-related fees pertaining to fiscal year include fees for services provided to our foreign subsidiaries relating to audits of government grant programs.

Tax Fees

This category includes the aggregate fees pertaining to fiscal years 2016 and 2015 for professional tax services provided by the independent registered public accounting firm or its affiliates, including for tax compliance and tax advice.

All Other Fees

Other fees include fees to the independent registered public accounting firm or its affiliates for annual subscriptions to online accounting and tax research software applications and data.

Audit Committee Review and Pre-Approval of Independent Registered Public Accounting Firm’s Services

Our audit committee’s policy is to pre-approve all audit and non-audit services (including the fees and terms thereof) to be performed by our independent registered public accounting firm. This policy is set forth in the charter of the audit committee, which is available at http://ir.macom.com/documents.cfm. The audit committee also considered whether the non-audit services rendered by Deloitte & Touche LLP were compatible with maintaining Deloitte & Touche LLP’s independence as the independent registered public accounting firm of our financial statements and concluded that they were.

The Board of Directors Recommends a Vote “FOR” the Ratification of the Appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for the Fiscal Year Ending September 29, 2017.

AUDIT COMMITTEE REPORT

The audit committee has reviewed and discussed the audited financial statements for the fiscal year ended September 30, 2016 with our management and Deloitte & Touche LLP, our independent registered public accounting firm. Management is responsible for the preparation, presentation and integrity of the financial statements, accounting and financial reporting principles and internal control over financial reporting. Deloitte & Touche LLP is responsible for (1) performing an independent audit of the financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and for expressing opinions on the conformity of the financial statements with accounting principles generally accepted in the United States, and (2) performing an independent audit of our internal control over financial reporting statements in accordance with the standards of the PCAOB based on the criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and for expressing an opinion thereon.

The audit committee has discussed with Deloitte & Touche LLP the matters required to be discussed by PCAOB AU Section 380, Communications with Audit Committees, and has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the audit committee concerning independence. The audit committee has also discussed with Deloitte & Touche LLP their independence.

Based on its reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2016 for filing with the SEC.

Members of the audit committee:

Gil Van Lunsen (Chairman)

Charles Bland

Peter Chung

Stephen Daly

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table presents information as to the beneficial ownership of our common stock as of December 30, 2016 for:

•	each person who we know beneficially owns more than five percent of any class of our voting securities;

•	each of our current directors or nominees;

•	each of our named executive officers as set forth in the 2016 Summary Compensation Table above; and

•	all of our directors and executive officers as a group.

Unless otherwise noted, the address of each beneficial owner listed in the table is c/o MACOM Technology Solutions Holdings, Inc., 100 Chelmsford Street, Lowell, Massachusetts 01851.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 53,797,893 shares of our common stock outstanding as of December 30, 2016. In computing the number of shares of our common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of our common stock subject to stock options, restricted stock units or warrants held by that person that are currently exercisable or exercisable (or, in the case of restricted stock units, scheduled to vest and settle) within 60 days of December 30, 2016. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

	Shares Beneficially Owned
Name of Beneficial Owner	Shares	Percentage

Greater than 5% Stockholders:

John Ocampo and affiliates (1)	19,912,056	37.0%

Directors and Named Executive Officers:

John Ocampo (1)	19,912,056	37.0%
Susan Ocampo (1)	19,912,056	37.0%
Charles Bland (2)	44,455	*
Peter Chung (3)	2,489,730	4.5%
Stephen Daly (4)	9,542	*
Gil Van Lunsen (5)	17,916	*
John Croteau (6)	210,493	*
Robert McMullan (7)	38,563	*
Alex Behfar	1,450	*
Robert Dennehy (8)	60,899	*
Michael Murphy	1,923	*
All directors and executive officers as a group (14 persons) (9)	22,788,258	42.3%

*	Represents beneficial ownership of less than 1%.
(1)	Represents 19,912,056 shares beneficially owned by various family trusts affiliated with John and Susan Ocampo. Mr. and Mrs. Ocampo are the co-trustees of each of the family trusts and hold voting and dispositive power over the shares held in the family trusts.

(2)	Includes 18,000 shares issuable upon the exercise of stock options that may be exercised within 60 days of December 30, 2016. Also includes 3,113 shares issuable upon vesting and settlement of restricted stock units scheduled to occur within 60 days of December 30, 2016.
(3)	Represents 749,394 shares beneficially owned by Summit Partners Private Equity Fund VII-A, L.P., 450,099 shares beneficially owned by Summit Partners Private Equity Fund VII-B, L.P., 2,001 shares beneficially owned by Summit Investors I, LLC, and 141 shares beneficially owned by Summit Investors I (UK), L.P. Shares beneficially owned also include the following shares issuable upon the exercise of warrants that are currently exercisable: 792,453 shares beneficially owned by Summit Partners Private Equity Fund VII-A, L.P., 475,960 shares beneficially owned by Summit Partners Private Equity Fund VII-B, L.P., 2,116 shares beneficially owned by Summit Investors I, LLC and 150 shares beneficially owned by Summit Investors I (UK), L.P. Summit Partners, L.P. is the managing member of Summit Partners PE VII, LLC, which is the general partner of Summit Partners PE VII, L.P., which is the general partner of each of Summit Partners Private Equity Fund VII-A, L.P. and Summit Partners Private Equity Fund VII-B, L.P. Summit Master Company, LLC is the managing member of Summit Investors Management, LLC, which is the manager of Summit Investors I, LLC, and the general partner of Summit Investors I (UK), L.P. Summit Master Company, LLC, as the managing member of Summit Investors Management, LLC, has delegated investment decisions, including voting and dispositive power, to Summit Partners, L.P. and its Investment Committee. Summit Partners, L.P., through a two-person Investment Committee currently composed of Martin Mannion and Peter Y. Chung, has voting and dispositive authority over the shares held by each of these entities and therefore may be deemed to beneficially own such shares. Also includes 17,416 shares held by Mr. Chung, including 3,113 shares issuable within 60 days of December 30, 2016 upon the vesting and settlement of restricted stock units previously granted to Mr. Chung, each of which he holds for the benefit of Summit Partners, L.P., which he has empowered to determine when the underlying shares will be sold and which is entitled to the proceeds of any such sales. Mr. Chung is a member of Summit Master Company, LLC, which is the general partner of Summit Partners, L.P. Accordingly, Summit Partners, L.P. and Summit Master Company, LLC may be deemed indirect beneficial owners of the shares, restricted stock units and underlying shares held in the name of Mr. Chung. Summit Partners, L.P., Summit Master Company, LLC, each of the Summit entities mentioned above and Messrs. Mannion and Chung, each disclaim beneficial ownership of the shares, restricted stock units and underlying shares held in the name of Mr. Chung except to the extent of their pecuniary interest therein. The address of each of these entities is 222 Berkeley Street, 18th Floor, Boston, MA 02116.
(4)	Includes 3,113 shares issuable upon vesting and settlement of restricted stock units scheduled to occur within 60 days of December 30, 2016.
(5)	Includes 3,113 shares issuable upon vesting and settlement of restricted stock units scheduled to occur within 60 days of December 30, 2016.
(6)	Includes 180,330 shares issuable upon the exercise of stock options that may be exercised within 60 days of December 30, 2016.
(7)	Includes 30,000 shares issuable upon the exercise of stock options that may be exercised within 60 days of December 30, 2016.
(8)	Includes 40,000 shares issuable upon the exercise of stock options that may be exercised within 60 days of December 30, 2016.
(9)	Includes 268,330 shares issuable upon the exercise of stock options that may be exercised within 60 days of December 30, 2016. Also includes 12,452 shares issuable upon vesting and settlement of restricted stock units scheduled to occur within 60 days of December 30, 2016.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

We describe below transactions and series of similar transactions to which we were a party during our last fiscal year or will be a party in the future, and in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers or beneficial owners of more than 5% of any class of our voting securities, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Indemnification of Officers and Directors

Our fifth amended and restated certificate of incorporation and third amended and restated bylaws (“Bylaws”) limit the liability of each of our directors and provide that we will indemnify each of our directors and officers to the fullest extent permitted by Delaware law. Our Bylaws also permit us to secure insurance on behalf of any officer or director for any liability arising out of his or her actions in connection with their services to us, regardless of whether our Bylaws permit such indemnification. In addition, we have entered into separate indemnification agreements with each of our directors and certain of our officers. These agreements, among other things, provide that we will indemnify our directors and officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on our behalf or that person’s status as our director or officer.

Acquisition of Nitronex

In February 2014, we acquired Nitronex (the “Nitronex Acquisition”). Prior to the Nitronex Acquisition, 100% of the outstanding membership interests in Nitronex were owned by GaAs Labs (a stockholder of the Company and an affiliate of our directors, Mr. and Mrs. Ocampo). We made a cash payment to GaAs Labs of $26.1 million at the closing of the Nitronex Acquisition for all of the outstanding ownership interests of Nitronex. The purchase price included $3.9 million held on account by a third-party escrow agent pending any claims by us in connection with representation and warranties made by GaAs Labs in the Nitronex Acquisition. The indemnification period expired in August 2015, at which point all but $500,000 of the escrow fund was released to GaAs Labs and the remainder was retained by the escrow agent pending final resolution of an outstanding indemnity claim, which as of January 17, 2017, remained unresolved.

Second Amended and Restated Investor Rights Agreement

We are party to an investors’ rights agreement, as amended and restated on February 28, 2012 and further amended on May 20, 2013 (the “IRA”), with a group of our stockholders that includes entities affiliated with Mr. and Mrs. Ocampo, who are both members of our board of directors and beneficial owners of more than 5% of a class of our voting securities, and including certain investment funds affiliated with Summit Partners, L.P., which is affiliated with another of our directors, Mr. Chung. Subject to the terms and conditions of the IRA, these stockholders have registration rights with respect to the shares of our capital stock or warrants they, or certain of their affiliates, hold, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.

Policies and Procedures for Related Person Transactions

We do not currently have a formal, written policy or procedure for the review and approval of related person transactions. However, our audit committee charter provides that our audit committee is required to review and approve or ratify any related person transactions, as defined under Regulation S-K Item 404. Our code of conduct and ethics also prohibits our directors and officers from engaging in a conflict of interest transaction without disclosure to and approval from the board of directors or one of its committees. Each of the related person transactions described above was reviewed and either approved or ratified by our audit committee, and we intend to follow this practice for any future related person transactions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors, officers and beneficial holders of more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities.

In the course of preparing this Proxy Statement, we identified the following late Section 16 filings since the beginning of our last fiscal year: (i) on February 3, 2016, a Form 4 was filed on behalf of Mr. Croteau (three transactions) to report shares withheld by the Company to satisfy tax withholding obligations in connection with the vesting of restricted stock units; (ii) on February 26, 2016, a Form 4 was filed on behalf of each of Dr. Behfar (one transaction) and Messrs. Dennehy (three transactions), Kennedy (three transactions), Hwang (one transaction), McMullan (two transactions), Murphy (one transaction) and Virk (one transaction) to report shares withheld by the Company to satisfy tax withholding obligations in connection with the vesting of restricted stock units on various dates in fiscal year 2014 and fiscal year 2015; (iii) on February 26, 2016, a Form 4 was filed on behalf of Mr. Bland to report gifts made on October 7, 2014; (iv) on January 12, 2017, a Form 4 was filed on behalf of Mr. McMullan (two transactions) to report shares withheld by the Company to satisfy tax withholding obligations in connection with the vesting of restricted stock units and settling of performance-based restricted stock units on May 15, 2016 and to report shares sold on September 2, 2016; and (v) on January 12, 2017, a Form 4 was filed on behalf of each of Dr. Behfar and Messrs. Croteau, Dennehy, Kennedy, Hwang, Murphy and Virk to report shares withheld by the Company to satisfy tax withholding obligations in connection with the vesting of restricted stock units and settling of performance-based restricted stock units on May 15, 2016.

ADDITIONAL INFORMATION

List of Stockholders of Record

In accordance with Delaware law, a list of the names of our stockholders of record entitled to vote at the Annual Meeting will be available for ten days prior to the Annual Meeting for any purpose germane to the meeting, between the hours of 9:00 a.m. and 4:30 p.m. local time at our principal executive offices at 100 Chelmsford Street, Lowell, Massachusetts 01851. This list will also be available at the Annual Meeting.

Submission of Stockholder Proposals for Inclusion in Next Year’s Proxy Statement

To be considered for inclusion in next year’s proxy statement and form of proxy, stockholder proposals for the 2018 Annual Meeting of Stockholders must be received at our principal executive offices no later than the close of business on September 19, 2017, unless the date of the 2018 Annual Meeting of Stockholders is more than 30 days before or after March 2, 2018, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials. All proposals should be addressed to the following address: General Counsel, MACOM Technology Solutions Holdings, Inc., 100 Chelmsford Street, Lowell, Massachusetts 01851.

For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2018 Annual Meeting of Stockholders, stockholders are advised to review our Bylaws as they contain requirements with respect to advance notice of stockholder proposals not intended for inclusion in our proxy statement and director nominations. To be timely, a stockholder’s notice must be received by our General Counsel at our principal executive offices not less than 45 days or more than 75 days prior to the first anniversary of the date we first mailed our proxy materials or Notice of Internet Availability of Proxy Materials (whichever is earlier) for the prior year’s Annual Meeting of Stockholders. Accordingly, any such stockholder proposal must be received between November 3, 2017 and December 3, 2017. However, in the event that the 2018 Annual Meeting of Stockholders is convened more than 30 days prior to or delayed by more than 30 days after March 2, 2018, notice by the stockholder to be timely must be received not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of the 2018 Annual Meeting of Stockholders is made. Copies of the pertinent Bylaw provisions are available on request to the following address: General Counsel, MACOM Technology Solutions Holdings, Inc., 100 Chelmsford Street, Lowell, Massachusetts 01851.

As required by our Bylaws, any stockholder submitting a director nomination must include the name, biographical information and other relevant information relating to the recommended director nominee, including, among other things, information that would be required to be included in the proxy statement filed in accordance with applicable rules under the Exchange Act and the written consent of the director nominee to be named as a nominee and to serve as a director if elected, among other requirements set forth in our Bylaws. Evaluation of any such recommendations is the responsibility of the nominating and governance committee. In the event of any stockholder recommendations, the nominating and governance committee will evaluate the persons recommended in the same manner as other candidates.

Consideration of Stockholder-Recommended Director Nominees

Our nominating and governance committee will consider director nominee recommendations submitted by our stockholders. Stockholders who wish to recommend a director nominee must submit their suggestions in the manner set forth in our Bylaws to the following address: Chairperson of Nominating and Governance Committee, Attn: General Counsel, MACOM Technology Solutions Holdings, Inc., 100 Chelmsford Street, Lowell, Massachusetts 01851.

Stockholder Communications with the Board of Directors

Stockholders may contact our board of directors as a group or any individual director by sending written correspondence to the following address: Board of Directors – MACOM Technology Solutions Holdings, Inc., Attn: General Counsel, 100 Chelmsford Street, Lowell, Massachusetts 01851. Stockholders should clearly specify in each communication the name(s) of the group of directors or the individual director to whom the communication is addressed. The General Counsel will review all correspondence and will forward to the board of directors or an individual director a summary of the correspondence received and copies of correspondence that the General Counsel determines requires the attention of the board of directors or such individual director. The board of directors and any individual director may at any time request copies and review all correspondence received by the General Counsel that is intended for the board of directors or such individual director.

Delivery of Materials to Stockholders with Shared Addresses

We have adopted a procedure, approved by the SEC, called “householding.” Under this procedure, any stockholder, including both stockholders of record and beneficial holders who own their shares through a broker, bank or other nominee, who share an address with another such holder of our common stock are only being sent one Notice of Internet Availability of Proxy Materials or set of proxy materials, unless such holders have provided contrary instructions. Householding helps us reduce printing and postage cost associated with the distribution of proxy materials and helps to preserve natural resources. We will promptly deliver a separate copy of the Notice of Internet Availability of Proxy Materials or set of proxy materials to you upon written or oral request. If you wish to receive a separate copy of these materials or if you are receiving multiple copies and would like to receive a single copy, please contact our investor relations department by phone at (978) 656-2500, or by writing to Investor Relations, MACOM Technology Solutions Holdings, Inc., 100 Chelmsford Street, Lowell, Massachusetts 01851.

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC. 100 CHELMSFORD STREET LOWELL, MA 01851

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY TELEPHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E16461-P84960	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below for which you withhold the authority to vote.
The Board of Directors recommends you vote FOR the following proposal:
1. The election of the three Class II directors nominated by our board of directors and named in the accompanying proxy materials to serve until the 2020 Annual Meeting of Stockholders.		☐	☐	☐
Nominees:
01) Charles Bland 02) Stephen Daly 03) Susan Ocampo

The Board of Directors recommends you vote FOR the following proposal:							For	Against	Abstain

2. Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 29, 2017.							☐	☐	☐
NOTE: To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐
Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The 2017 Notice and Proxy Statement and 2016 Annual Report are available at www.proxyvote.com.

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E16462-P84960

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.

Annual Meeting of Stockholders

March 2, 2017 3:00 P.M. Eastern Time

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) John Croteau and Robert McMullan, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 3:00 P.M. Eastern Time on March 2, 2017, at the Radisson Hotel located at 10 Independence Drive, Chelmsford, Massachusetts 01824, and any adjournment or postponement thereof.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

If voting by mail, please sign, date and mail your proxy card back in the envelope provided as soon as possible.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

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